Exhibit 1

Oi S.A. – under Judicial Reorganization and Subsidiaries

Consolidated Balance Sheets as at September 30, 2016 and December 31, 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

Assets	Notes	09/30/2016	12/31/2015

Current assets
Cash and cash equivalents	8	6,952,398	14,898,063
Cash investments	8	107,572	1,801,720
Derivative financial instruments	3		606,387
Accounts receivable	9	9,840,737	8,379,719
Inventories		380,655	351,993
Current recoverable taxes	10	1,059,086	915,573
Other taxes	11	1,176,284	922,986
Judicial deposits	12	1,127,550	1,258,227
Pension plan assets	22	2,720	753
Prepaid expenses		489,077	293,036
Held-for-sale assets	25	5,898,557	7,686,298
Other assets		1,003,327	952,254
Total current assets		28,037,963	38,067,009
Non-current assets
Cash investments	8	81,584	125,966
Derivative financial instruments	3		6,780,316
Deferred recoverable taxes	10	8,201,559	8,883,002
Other taxes	11	779,015	659,899
Judicial deposits	12	13,981,706	13,119,130
Pension plan assets	22	144,760	129,128
Prepaid expenses		17,785	71,194
Other assets		218,308	225,310
Investments	13	134,087	154,890
Property, plant and equipment	14	25,360,460	25,497,191
Intangible assets	15	3,353,997	3,301,771
Total non-current assets		52,273,261	58,947,797
Total assets		80,311,224	97,014,806
Current liabilities
Payroll, related taxes and benefits		764,397	660,415
Trade payables	16	7,121,855	5,004,833
Borrowings and financing	17	48,220,800	11,809,598
Derivative financial instruments	3	104,694	1,988,948
Current taxes payable	10	439,989	339,624
Other taxes	11	1,596,365	1,553,651
Dividends and interest on capital		29,102	96,433
Licenses and concessions payable	18	84,450	911,930
Tax refinancing program	19	102,700	78,432
Provisions	20	868,488	1,020,994
Provisions for pension funds	22	136,179	144,589
Liabilities associated to held-for-sale assets	25	384,446	745,000
Other payables		1,242,084	1,219,624
Total current liabilities		61,095,549	25,574,071
Non-current liabilities
Borrowings and financing	17		48,047,819
Derivative financial instruments	3		521,395
Other taxes	11	1,038,399	924,337
Licenses and concessions payable	18	7,374	6,607
Tax refinancing program	19	661,611	716,656
Provisions	20	3,861,420	3,413,972
Provisions for pension funds	22	416,101	399,431
Other payables		2,815,744	3,004,307
Total non-current liabilities		8,800,649	57,034,524
Equity attributable to controlling shareholders	21
Capital		21,438,374	21,438,374
Share issue costs		(377,429)	(377,429)
Capital reserves		7,016,003	7,016,003
Treasury shares		(5,531,092)	(5,531,092)
Other comprehensive income		(158,409)	338,226
Changes in equity interest percentage		3,916	3,916
Accumulated losses		(12,884,428)	(9,672,334)
		9,506,935	13,215,664
Equity attributable to noncontrolling shareholders	25	908,091	1,190,547
Total equity		10,415,026	14,406,211
Total liabilities and equity		80,311,224	97,014,806

The accompanying notes are an integral part of these financial statements.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Consolidated Statements of Operations

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

	Notes	09/30/2016	09/30/2015
Continuing operations

Net operating revenue	4 and 5	19,673,622	20,650,685

Cost of sales and/or services	5	(12,007,021)	(11,343,217)

Gross profit		7,666,601	9,307,468

Operating income (expenses)
Share of profits of investees	5 and 13	(1,804)	(15,892)
Selling expenses	5	(3,263,975)	(3,576,990)
General and administrative expenses	5	(2,870,929)	(2,913,124)
Other operating income	5	1,198,339	944,356
Other operating expenses	5	(1,892,456)	(1,435,483)

		(6,830,825)	(6,997,133)

Profit before financial income (expenses) and taxes		835,776	2,310,335

Financial income	5 and 6	1,110,052	4,881,100
Financial expenses	5 and 6	(4,091,848)	(9,332,708)

Financial income (expenses)	5 and 6	(2,981,796)	(4,451,608)

Pre-tax loss		(2,146,020)	(2,141,273)

Income tax and social contribution
Current	7	(512,981)	(626,313)
Deferred	7	(655,562)	884,752

Loss from continuing operations		(3,314,563)	(1,882,834)

Discontinued operations

Profit for the quarter from discontinued operations, net (net of taxes)			1,085,910

Loss for the period		(3,314,563)	(796,924)
Loss attributable to Company owners		(3,212,094)	(762,149)
Loss attributable to non-controlling interests		(102,469)	(34,775)

Basic and diluted loss per share:	21(e)
Common shares – basic and diluted (R$)		(4.75)	(1.02)
Preferred shares – basic and diluted (R$)		(4.75)	(1.02)

Basic and diluted loss per share - discontinued operations:	21(e)
Common shares – basic and diluted (R$)		(4.75)	(2.47)
Preferred shares – basic and diluted (R$)		(4.75)	(2.47)

The accompanying notes are an integral part of these financial statements.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

	09/30/2016	09/30/2015
Continuing operations

Loss for the period	(3,314,563)	(796,924)

Hedge accounting gains (losses)	610,613	(1,537,315)
Actuarial gains (losses)	(6,788)	(14,803)
Exchange gains on investment abroad	(1,075,145)	1,702,805

Comprehensive income before taxes – continuing operations	(3,785,883)	(646,237)

Effect of taxes on other comprehensive income:
Hedge accounting (Note 10)	(207,609)	522,688
Actuarial gains (losses) (Note 10)	2,307	5,033

Comprehensive income – continuing operations	(3,991,185)	(118,516)

Discontinued operations

Comprehensive income of discontinued operations		45,018

Total comprehensive income for the period	(3,991,185)	(73,498)

Comprehensive income attributable to owners of the Company	(3,708,729)	(383,133)
Comprehensive income attributable to non-controlling interests	(282,456)	309,635

The accompanying notes are an integral part of these financial statements.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Consolidated Statements of Changes in Equity for the Periods Ended September 30, 2016 and  2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

	Paid-in capital	Capital reserves, stock options granted and treasury shares	Profit reserves	Retained earnings or accumulated losses	Other comprehensive income	Equity	Non-controlling interests	Consolidated equity
Balance at December 31, 2015	21,438,374	1,484,911		(9,672,334)	(35,287)	13,215,664	1,190,547	14,406,211
Loss for the period				(3,212,094)		(3,212,094)	(102,469)	(3,314,563)
Hedge accounting gain					345,668	345,668		345,668
Subsidiaries' hedge accounting gain					57,336	57,336		57,336
Actuarial loss					(4,481)	(4,481)		(4,481)
Exchange losses on investment abroad					(337,066)	(337,066)	(179,987)	(517,053)
Exchange losses on subsidiaries' investment abroad					(558,092)	(558,092)		(558,092)
Balance at September 30, 2016	21,438,374	1,484,911		(12,884,428)	(531,922)	9,506,935	908,091	10,415,026

	Paid-in capital	Capital reserves, stock options granted and treasury shares	Profit reserves	Retained earnings or accumulated losses	Other comprehensive income	Equity	Non-controlling interests	Consolidated equity
Balance at December 31, 2014	21,438,220	1,610,071	1,933,354	(4,024,184)	(3,155,169)	17,802,292	1,509,197	19,311,489
Merger of TmarPart		1,633,422		(5,809)	(31,680)	1,595,933		1,595,933
Capital increases	154	1,933,200	(1,933,354)
Share issue costs
Exchange of treasury shares		(3,163,540)			3,163,540
Loss for the period				(762,149)		(762,149)	(34,775)	(796,924)
Hedge accounting losses					(882,118)	(882,118)		(882,118)
Subsidiaries' hedge accounting losses					(132,509)	(132,509)		(132,509)
Actuarial loss					(9,770)	(9,770)		(9,770)
Subsidiaries' actuarial gains transferred to accumulated losses				(707,433)	714,654	7,221		7,221
Exchange gains/losses on investment abroad					1,888,963	1,888,963	344,410	2,233,373
Exchange gains on subsidiaries' investment abroad					364,408	364,408		364,408
Obligations in equity instruments					(268,921)	(268,921)		(268,921)
Other comprehensive income					144,735	144,735		144,735
Comprehensive income transferred to income for the period					(1,709,347)	(1,709,347)		(1,709,347)
Balance at September 30, 2015	21,438,374	2,013,153		(5,499,575)	86,786	18,038,738	1,818,832	19,857,570

The accompanying notes are an integral part of these financial statements.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Consolidated Statements of Cash Flows

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

	09/30/2016	09/30/2015
Operating activities - continuing operations
Loss before income tax and social contribution	(2,146,020)	(2,141,273)
Non-cash items
Charges, interest income, inflation adjustment, and exchange differences	(3,546,519)	10,626,885
Financial instrument transactions	5,147,958	(7,452,811)
Depreciation and amortization	4,009,997	3,777,737
Losses on receivables	459,894	535,630
Provisions	729,399	384,098
Provision for pension plans	8,264	6,817
Equity in investees	1,804	15,892
Loss on write-off of permanent assets	30,692	2,829
Concession Agreement Extension Fee - ANATEL	69,812	61,675
Employee and management profit sharing	74,987	91,065
Inflation adjustment to provisions	246,608	74,280
Inflation adjustment to tax refinancing program	17,887	83,031
Expired dividends	(37,015)	(116,223)
Other	(74,119)	(515,275)

	4,993,629	5,434,357
Changes in assets and liabilities
Accounts receivable	(1.719,078)	(1,369,951)
Inventories	(12,900)	40,419
Taxes	(735,834)	(281,135)
Held-for-trading cash investments	(1,505,053)	(6,037,884)
Redemption of held-for-trading cash investments	3,280,496	3,951,845
Trade payables	1,030,510	(165,914)
Payroll, related taxes and benefits	(70,779)	(205,791)
Provisions	(589,104)	(780,035)
Provision for pension plans	(50,000)	(139,325)
Changes in assets and liabilities held for sale	214,199	(1,273,644)
Dividends and interest on capital	7,457
Other assets and liabilities	(860,246)	1,005,380

	(1,010,332)	(5,256,035)

Financial charges paid	(2,230,893)	(2,914,747)
Income tax and social contribution paid - Company	(129,933)	(203,108)
Income tax and social contribution paid - third parties	(140,909)	(133,815)

	(2,501,735)	(3,251,670)

Cash flows from operating activities - continuing operations	1,481,562	(3,073,348)

Cash flows from operating activities - discontinued operations		485,342

Net cash generated by operating activities	1,481,562	(2,588,006)

The accompanying notes are an integral part of these financial statements.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Consolidated Statements of Cash Flows

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

(continued)

	09/30/2016	09/30/2015

Investing activities - continuing operations
Purchases of tangibles and intangibles	(2,381,467)	(2,715,133)
Proceeds from the sale of investments, tangibles and intangibles	2,327	12,096
Cash received for the sale of PT Portugal		17,218,275
Judicial deposits	(1,484,949)	(1,540,283)
Redemption of judicial deposits	818,102	782,480
Changes in cash and cash equivalents for the period		201,591
Increase/(decrease) in permanent investments		(144)

Cash flows from investing activities - continuing operations	(3,045,987)	13,958,882

Cash flows from investing activities - discontinued operations		(194,739)

Net cash used in investing activities	(3,045,987)	13,764,143

Financing activities - continuing operations
Borrowings net of costs		4,705,195
Repayment of principal of borrowings, financing, and derivatives	(6,250,533)	(10,173,834)
Proceeds from (repayments of) derivative financial instrument transactions	443,709	2,053,971
Licenses and concessions	(203,449)	(347,215)
Tax refinancing program	(79,156)	(70,082)
Payment of dividends and interest on capital	(37,773)	(26,932)
Cash and cash equivalents acquired by merger		20,346

Cash flows from financing activities - continuing operations	(6,127,202)	(3,838,551)

Cash flows from financing activities - discontinued operations		(492,194)

Net cash used in financing activities	(6,127,202)	(4,330,745)

Foreign exchange differences on cash equivalents	(254,038)	3,897,690

Cash flows for the period	(7,945,665)	10,743,082

Cash and cash equivalents

Closing balance	6,952,398	13,192,288
Opening balance	14,898,063	2,449,206

Changes in the period	(7,945,665)	10,743,082

ADDITIONAL DISCLOSURES RELATING TO THE STATEMENT OF CASH FLOWS

Non-cash transactions

	09/30/2016	09/30/2015
Variance between economic and financial investment (PP&E and intangible assets)	1,012,053	280,272
Offset of judicial deposits against provisions	294,181	266,130

The accompanying notes are an integral part of these financial statements.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Consolidated Statements of Value Added

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

	09/30/2016	09/30/2015

Revenue

Sales of goods and services	34,702,562	33,366,813
Voluntary discounts and returns	(9,146,668)	(6,539,686)
Allowance for doubtful accounts	(459,894)	(535,630)
Other income	1,153,358	1,180,470

	26,249,358	27,471,967

Inputs purchased from third parties

Interconnection costs	(874,482)	(1,405,548)
Supplies and power	(974,838)	(946,104)
Cost of sales	(230,463)	(246,027)
Third-party services	(6,433,271)	(6,690,863)
Other	(631,378)	(643,252)

	(9,144,432)	(9,931,794)

Gross value added	17,104,926	17,540,173

Retentions

Depreciation and amortization	(4,009,997)	(3,777,737)
Provisions (includes inflation adjustment)	(976,007)	(751,927)
Loss for the year of discontinued operations		1,085,910
Other expenses	(371,743)	(218,800)

	(5,357,747)	(3,662,554)

Wealth created by the Company	11,747,179	13,877,619

Value added received as transfer

Equity in investees	(1,804)	(15,892)
Financial income	1,110,052	4,881,100

	1,108,248	4,865,208

Wealth for distribution

	12,855,427	18,742,827

Wealth distributed
Personnel
Salaries and wages	(1,409,663)	(1,269,341)
Benefits	(367,558)	(324,018)
Severance Pay Fund (FGTS)	(131,055)	(92,556)
Other	(51,265)	(44,865)

	(1,959,541)	(1,730,780)
Taxes and fees
Federal	(2,159,305)	(851,502)
State	(4,661,343)	(4,899,575)
Municipal	(144,526)	(117,145)

	(6,965,174)	(5,868,222)

The accompanying notes are an integral part of these financial statements.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Consolidated Statements of Value Added

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

(continued)

	09/30/2016	09/30/2015

Lenders and lessors
Interest and other financial charges	(4,022,918)	(9,303,272)
Rents, leases and insurance	(3,222,357)	(2,637,477)

	(7,245,275)	(11,940,749)

Shareholders

Non-controlling interests	102,469	34,775
Retained losses	3,212,094	762,149

	3,314,563	796,924

Wealth distributed	(12,855,427)	(18,742,827)

The accompanying notes are an integral part of these financial statements.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

1.                  GENERAL INFORMATION

Oi S.A. – under judicial reorganization (“Company” or “Oi”), is a Switched Fixed-line Telephony Services (“STFC”) concessionaire, operating since July 1998 in Region II of the General Concession Plan (“PGO”), which covers the Brazilian states of Acre, Rondônia, Mato Grosso, Mato Grosso do Sul, Tocantins, Goiás, Paraná, Santa Catarina and Rio Grande do Sul, and the Federal District, in the provision of STFC as a local and intraregional long-distance carrier. Since January 2004, the Company also provides domestic and international long-distance services in all Regions and local services outside Region II started to be provided in January 2005. These services are provided under concessions granted by Agência Nacional de Telecomunicações - ANATEL (National Telecommunications Agency), the regulator of the Brazilian telecommunications industry.

The Company is headquartered in Brazil, in the city of Rio de Janeiro, at Rua do Lavradio, 71 – 2º andar.

The Company also holds: (i) through its wholly-owned subsidiary Telemar Norte Leste S.A. – under judicial reorganization (“Telemar”) a concession to provide fixed telephone services in Region I and nationwide International Long-distance services; and (ii) through its indirect subsidiary Oi Móvel S.A. – under judicial reorganization (“Oi Móvel”) a license to provide mobile telephony services in Region I, II and III.

The local and nationwide STFC long-distance concession agreements entered into by the Company and its subsidiary Telemar with the ANATEL are effective until December 31, 2025. These concession agreements provide for reviews on a five-year basis and in general have a higher degree of intervention in the management of the business than the licenses to provide private services, and also include several consumer protection provisions, as perceived by the regulator. On December 30, 2015, the ANATEL announced that the review to be implemented by the end of 2015 had been postponed to April 30, 2016. Subsequently, On April 29, 2016, the ANATEL decided, under a Resolution Circular Letter, postpone again the execution of the new agreements, this time to December 31, 2016.

In April 2014, as part of the combination transaction of the share bases of the Company and Pharol SGPS S.A. (new name of Portugal Telecom, SGPS, S.A., “Pharol”), a capital increase of the Company was approved through the public subscription of shares, which was partially paid-in through the assignment, by Pharol, of all the shares issued by PT Portugal SGPS, S.A. (“PT Portugal”).

The sale of all the shares of PT Portugal to Altice Portugal S.A. (“Altice”), involving basically the operations in Portugal and in Hungary, was completed on June 2, 2015. After this sale, the Company retained its stakes in the following former PT Portugal subsidiaries:

(i)                 100% of the shares of PT Participações SGPS, S.A. (“PT Participações”), holder of the operations in Africa, through Africatel Holdings BV (“Africatel”), and Timor, through Timor Telecom, S.A. (“Timor Telecom”);

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

(ii)               100% of the shares of Portugal Telecom International Finance B.V. - under judicial reorganization (“PTIF”), CVTEL B.V. (“CVTEL”), and Carrigans Finance S.à.r.l. (“Carrigans”).

In Africa, the Company provides fixed and mobile telecommunications services indirectly through Africatel Holding BV (“Africatel”). The Company provides services in Namibia, Mozambique, and São Tomé, among other countries, notably through its subsidiaries Mobile Telecommunications Limited (“MTC”), Listas Telefónicas de Moçambique (“LTM”), and CST – Companhia Santomense de Telecomunicações, SARL (“CST”). Additionally, Africatel holds an indirect 25% stake in Unitel S.A. (“Unitel”) and a 40% stake in Cabo Verde Telecom, S.A. (“CVT”), which provide telecommunications services in Angola and Cape Verde.

In Asia, the Company provides fixed and mobile telecommunications services basically through its subsidiary Timor Telecom.

The Company is registered with the Brazilian Securities and Exchange Commission (“CVM”) and the U.S. Securities and Exchange Commission (“SEC”). Its shares are traded on the São Paulo Mercantile and Stock Exchange (“BM&FBOVESPA”) and its American Depositary Receipts (“ADRs”) representing Oi common shares and preferred shares traded on the New York Stock Exchange (“NYSE”).

The Executive Committee authorized the completion of this quarterly information at the meeting held on November 9, 2016, after being reviewed at the Board of Directors’ meeting held on the same daily.

Judicial reorganization

On June 20, 2016, Oi, together with its direct or indirect wholly owned subsidiaries Oi Móvel, Telemar, Copart 4 Participações S.A. – under judicial reorganization (“Copart 4”), Copart 5 Participações S.A. – under judicial reorganization (“Copart 5”), PTIF, and Oi Brasil Holdings Cooperatief U.A. – under judicial reorganization (“Oi Holanda”) (collectively with the Company, the "Oi Companies") filed, as a matter of urgency, a request for judicial reorganization with the Court of the State of Rio de Janeiro, as approved by the Company’s Board of Directors and the authorized governing bodies of the Oi Companies.

As broadly disclosed to the market, the Company had been taking actions and conducting studies, together with its financial and legal advisors to optimize its liquidity and debt profile. The Company, after considering the challenges arising from its economical and financial situation and in light of the maturity schedule of its financial debts, threats to cash flows represented for imminent block or pledge of amounts in lawsuits, and in light of the urgency to adopt protection measures of the Oi Companies, concluded that the request for judicial reorganization was the most appropriate course of action at that time to (i) preserve the continuity of its offering of quality services to its customers, within the rules and commitments undertaken with the Brazilian National Telecommunications Agency (ANATEL), (ii) preserve the value of the Oi Companies, (iii) maintain the continuity of operations and corporate activities, thus protecting in an organized manner the interests of the Oi Companies, its customers, shareholders and other stakeholders, and (iv) protect the Oi Companies’ cash and cash equivalents.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

The filing of the judicial reorganization was another step towards the Company’s financial restructuring, and that the Company would continue working to secure new customers while maintaining its service and product sales to all market segments, in all of its distribution and customer service channels. The installation, maintenance and repair activities will also continue to be performed on a timely basis by the Oi Companies and its subsidiaries. All Oi’s workforce will continue to work as usual, including the sales, operating and administrative activities. Oi keeps focusing in its investments in structuring projects aimed promoting the improvement of service quality to continue to bringing technologic advances, high service standards, and innovation to its customers.

On June 22, 2016, the United States Bankruptcy Court for the Southern District of New York (“U.S. Bankruptcy Court”) entered an order granting the provisional relief requested by Oi, Telemar, Oi Coop and Oi Móvel (all four collectively referred to as “Debtors”) in their United States bankruptcy code Chapter 15 cases that were filed on June 21, 2016.

The Provisional Relief prevents creditors from initiating actions against the Debtors or their property located within the territorial jurisdiction of the United States and parties from terminating their existing U.S. contracts with the Debtors.

On July 21, 2016, the U.S. Bankruptcy Court held a hearing to judge the Debtors’ request and no objection to the recognition was submitted and the U.S. Bankruptcy Court recognized the judicial reorganization as a main foreign proceeding with regard to each of the Debtors. As a result of this recognition, a stay was automatically applied, preventing the filing, in the United States, of any actions against the Debtors or their properties located within the territorial jurisdiction of the United States and parties from terminating their existing U.S. contracts with the Debtors.

On June 23, 2016, the High Court of Justice of England and Wales issued orders recognizing the judicial reorganization request in respect of the Company, Telemar and Oi Móvel filed in Brazil pursuant to Law 11101/2005, as a foreign main proceeding in accordance with the United Nations Commission on International Trade Law (UNCITRAL) Model Law on Cross-Border Insolvency, as set out in Schedule 1 to the Cross-Border Insolvency Regulations 2006 (S.I. 2006 No. 1030) ("Recognition Orders").

The Recognition Orders establish that the commencement or continuation of proceedings (including enforcement actions) in England and Wales relating to the Company’s, Telemar’s and Oi Móvel’s assets, rights, obligations or liabilities are stayed from June 23, 2016.

On June 29, 2016, the Judge of the 7th Corporate Court of the Judicial District of the State Capital of Rio de Janeiro granted the processing of the judicial reorganization of the Oi Companies determining, among other measures, in particular:

a)                  to request that ANATEL present, within five days, up to 5 names of legal entities with competence and expertise on the subject to be evaluated for appointment as trustee;

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

b)                 the ratification of the decision to grant an emergency measure to exempt the Oi Companies from the requirement to present clearance certificates for the exercise of their activities;

c)                  the re-ratification of the decision to grant an emergency measure in regards to the suspension of all lawsuit and execution actions for 180 business days;

d)                 the suspension of the effectiveness of clauses inserted in contracts signed by the Oi Companies that cause the termination of such agreements due to the request for judicial reorganization;

e)                  permission for the Oi Companies to participate in all forms of bidding processes;

f)                  that the Oi Companies add "in judicial reorganization" after their respective business names, pursuant to Law 11101/2005;

g)                  the suspension of publicity surrounding protests and enrollment in the credit protection agencies, with respect to the Oi Companies, for a period of 180 business days;

h)                 the presentation by the Oi Companies of monthly statements of accounts throughout the judicial reorganization process, under penalty of dismissal of its officers;

i)                   that all Presidencies and General Internal Affairs of Justice of Brazil (Superior, State and Federal Courts), and Internal Affairs of the Regional Courts and Superior Labor Court are officiated, and inform of the suspension of lawsuits, in accordance with the terms described in the decision, and requesting notice from the lower courts, in the sense that: i) the eligibility of loans subject to judicial reorganization shall be formalized in accordance with Law 11101/2005, not through an Official Letter, but rather by formal request of the creditor itself, as instructed in the appropriate debt clearance certificate, and ii) the ongoing lawsuits, as plaintiffs or defendants, that demand a gross amount, as provided in Art.6, paragraph 1 of Law 11101/2005, shall continue the judgment in which they are being processed until execution; and the jurisdictional provisions reflecting asset constriction or in connection with a decision to block or pledge gross amounts that involve any kind of asset loss of the applicants or that interferes with the ownership of goods related to their business activity shall also be suspended, with the court processing the judicial reorganization being response for analyzing the specific case; and

j)                   the creditors may at any time request the convening of a General Meeting to establish a creditors committee or replace its members, subject to the provisions of Law 11101/2005.

The decision granting the processing of the judicial reorganization of the Oi Companies determined that all the procedural time limits be counted in business days. This decision is still subject to appeal and may be modified, as it occurred with the deadline for filing the judicial reorganization plan (the “Judicial Reorganization Plan”). To this regard, even though the decision has determined that the Judicial Reorganization Plan be filed within 60 business days, the Public Prosecution Service filed an interlocutory appeal requesting that this time limit be counted in calendar days. In light of the interlocutory appeal filed by the Public Prosecution Service, the 7th Corporate Court reconsidered its decision, establishing that the Judicial Reorganization Plan is filed within 60 calendar days, counted from the issue of the decision granting the processing of the judicial reorganization.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

On July 22, 2016, the judicial reorganization request was ratified by the shareholders at the Company’s Extraordinary Shareholders’ Meeting.

The shareholders also authorized the Company’s management to take all the actions and practice all the acts necessary with regard to the judicial reorganization of the Oi Companies and ratified all the actions taken through that date.

Also on July 22, 2016, the 7th Corporate Court of the Judicial District of the State Capital of Rio de Janeiro appointed PricewaterhouseCoopers Assessoria Empresarial Ltda. and the law firm Arnoldo Wald (“Trustee”) to act as trustees of the Oi Companies.

Considering that the 7th Corporate Court changed the way the time limit to file the plan is counted, as referred to above, on September 5, 2016 the Oi Companies filed the Judicial Reorganization Plan, which establishes the terms and conditions for the restructuring of the Oi Companies’ debt, and the main actions that could the be adopted to overcome the current financial situation of the Oi Companies and their continuity as going concerns, including by (i) restructuring and balancing their liabilities; (ii) prospecting and adopting actions during the judicial reorganization aiming at obtaining new funds; and (iii) potential sale of capital assets.

The first list of creditors submitted by the Oi Companies was published on September 20, 2016 (“First List of Creditors”). The payables to parties not controlled by Oi, according to the First List of Creditors, amounted approximately to R$65.1 billion. As from the date of this publication, the creditors had 15 (fifth teen) business days to file with the Trustee (i) a proof of claim (the “Proof of Claim” or “Claim”), if their receivables were not included in the First List of Creditors, or (ii) the discrepancy (the “Discrepancy”) if, according to the creditor, the amount in the First List of Creditors was incorrect or its receivables were incorrectly classified. The deadline for creditors to filed a Claim and/or a Discrepancy was October 11, 2016.

The Trustee will review the First List of Creditors and, taking into consideration the Claims and Discrepancies, will submit and publish a second list of creditors within 45 (forty five) business days after the deadline to file Proofs of Claim and Discrepancies (“Second List of Creditors”). If the extension is not requested and approved, the publication of this Second List of Creditors must be made on or around December 19, 2016, as established by law. The Creditors will have two deadlines from the publication of the Second List of Creditors: (i) a ten-business day deadline to file with the Judge their challenges to the Second List of Creditors (the “Challenge”), which shall end on or around February 3, 2017 and (ii) a thirty-business day deadline to file with the Judge their objections to the Judicial Reorganization Plan (the “Objection”), which it is estimated to be on or around March 8, 2017, if there is no extension of the deadline for submission of the Second List of Creditors.

According to the law, the Judicial Reorganization Plan must be approved by the Creditors' Meeting approximately 150 days after the publication of the decision that granted the processing of the judicial reorganization occurred on June 29, 2016. After such approval, the Plan should be approved by the judge.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

In the context of the Judicial Reorganization, certain balances of assets and liabilities as at September 30, 2016 increased compared to the balances at June 30, 2016 as a result of the inclusion of some Oi Group companies in the 30 Judicial Reorganization and the resulting suspension of the payment of certain assumed liabilities. The main balances of assets and liabilities affected were: cash, cash equivalents, cash investments, receivables from reciprocal services provided to telecom carriers, trade payables, and borrowings and financing.

Actions to stay payments of Oi Holanda and PTIF

On August 9, 2016 and September 30, 2016, due to the risk of the Judicial Reorganization processing in Brazil not being directly recognized in the Netherlands, as an example, based on some treaty or regulation, Oi Holanda and PTIF separately filed requests to stay payments (“verzoekschrift tot aanvragen surseance van betaling”) with the Amsterdam District Court and concurrently filed the draft of the composition with creditors plan (“akkoord”).

The requests filed to stay payments of Oi Holanda and PTIF were temporarily granted by Amsterdam District Court on August 9, 2016 and October 3, 2016, respectively. In the decision that granted the payment stay request, the court appointed trustees in the Netherlands for Oi Holanda and for PTIF.

Judicial Reorganization Plan payment proposals, laid down in the judicial reorganization plan filed by the Oi Companies on September 5, 2016

Class I – Labor Debts:

Labor debts will be paid in five equal, successive monthly installments, starting 180 days after the date of ratification of the Judicial Reorganization Plan.

Labor creditors already acknowledged on the estimated date for the first payment to labor creditors and whose judicial deposits have already been made by the Oi Companies on their behalf, will be paid through the withdrawal of the deposited amounts, after the Judicial Reorganization Plan ratification, up to the limit acknowledged as due by the Oi Companies, provided that the relevant terms of the Oi Companies’ Judicial Reorganization Plan are met.

The labor debt payable to Fundação Atlântico de Seguridade Social, a pension fund related to the Oi Companies, will be paid in six equal, successive annual installments, starting five (5) years after the date of ratification of the Judicial Reorganization Plan.

The principal of the labor debt payable to Fundação Atlântico de Seguridade Social will bear interest of 5.5% per year plus inflation adjustment using the National Consumer Price Index (INPC) as from the ratification of the Judicial Reorganization Plan. Interest and inflation adjustment will be compounded during the first five (5) years after the ratification of the Judicial Reorganization Plan and, after this period, interest and inflation adjustment will be paid together with the principal repayment installments.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

Class II – Collateralized Payables:

Collateralized payables will be paid in ten (10) equal, successive semiannual installments, starting 126 months after the date of ratification of the Judicial Reorganization Plan.

Collateralized payables will o valor principal dos credits bear interest plus inflation adjustment using the originally agreed rates as from the ratification of the Judicial Reorganization Plan. Interest and inflation adjustment will be compounded during the first seven (7) years after the ratification of the Judicial Reorganization Plan and will be paid semiannually, in local legal tender, starting 90 months after the ratification of the Judicial Reorganization Plan and up to the full repayment of principal.

Up to the full repayment of the BNDES – Banco Nacional de Desenvolvimento Econômico e Social debt, the Provisions Applicable to BNDES Agreements shall apply as long as they are not in conflict with the Judicial Reorganization Plan.

Class III - Unsecure Payables, with Special Privilege, General Privilege, or Subordinate:

Payables amounting to R$1,000.00 or less will be paid in a single installment, on the 20th business day after the date of ratification of the Judicial Reorganization Plan or the acknowledgment of the Judicial Reorganization Plan in the creditor’s jurisdiction. Creditors with receivables higher than R$1,000.00 can apply to payment in a single installment provided that they agree to receive R$1,000.00 as the full settlement of their receivables, provided that all the other terms of the Judicial Reorganization Plan are met.

In addition to the straight-line payment, the Judicial Reorganization Plan provides for other terms and conditions for Class III creditors, with different terms applicable to each one of the options.

Restructuring without conversion:

This option provides for a portion of up to R$9,336,470,321.65 expressed in Brazilian reais, and a portion of up to US$1,872,540,394.72 expressed either in US dollars and/or euros, provided that all the other terms of the Judicial Reorganization Plan are met.

Principal will be repaid in 14 successive semiannual installments, starting 126 months after the date of ratification of the Judicial Reorganization Plan, as shown in the progressive table below:

Six-month periods	Percentage of the amount to be repaid per six-month period
21st to 24th	3.75%
25th to 28th	5.0%
29th and 30th	7.5%
31st to 34th	12.5%

As from the ratification of the Judicial Reorganization Plan, principal will bear interest equivalent to the higher of (i) 8% per year and (ii) TR + 1% per year, for real-denominated debts, and 1.25% per year for US dollar- or euro-denominated debts.  Interest will be compounded during the first seven (7) years after the ratification of the Judicial Reorganization Plan and, after this period, interest and inflation will be paid semiannually.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

Restructuring with conversion:

This option is available for creditors with receivables in excess of R$50,000.00, capped at R$32,330,000,000.00, pursuant to all the other terms of the Judicial Reorganization Plan.

The receivables of creditors that choose this payment option will be used to pay in securities, where at least one of these securities is convertible into or exchangeable for or entitles its holder to Oi common shares or common shares of the company that replaces Oi, pursuant to the provisions of the Judicial Reorganization Plan.

The par value of the convertible securities (or securities that entitle its holder to subscribing shares) will be denominated in US dollars, euros, or Brazilian reais, and will paid interest equivalent to the changes in the US dollar or euro foreign exchange rate, with the total amount corresponding to the product of multiplying R$10,000,000,000.00 with the product of dividing the receivables included in the restructuring with conversion by R$32,330,000,000.00, pursuant to all the other terms of the Judicial Reorganization Plan.

In the first three (3) years after the Judicial Reorganization Plan or the acknowledgment of the Judicial Reorganization Plan in the creditor’s jurisdiction, at the end of each six-month period, the Oi Companies will be able to redeem all or part of the of the securities for the amount corresponding to the convertible securities’ principal, pursuant to all the other terms of the Judicial Reorganization Plan.

New Funds:

Creditors that grant new fund to the Oi Companies, up to US$2,000,000.00 or equivalent amount in Brazilian reais translated at the date of the Judicial Reorganization Plan, are entitled to the same new debt repayment terms equally applied to debts subject to the Judicial Reorganization Plan, proportionally to the currency in which the new funds are denominated, pursuant to all the other terms of the Judicial Reorganization Plan.

Debts will be paid in five equal, successive annual installments, starting six (6) years after the date of ratification of the Judicial Reorganization Plan. Interest and inflation adjustment will compounded during the first five (5) years after the ratification of the Judicial Reorganization Plan and, after this period, interest and inflation adjustment will be paid together with the principal repayment installments.

As from the ratification of the Judicial Reorganization Plan or the acknowledgment of the Judicial Reorganization Plan in the creditor’s jurisdiction, principal will bear interest and inflation adjustment equivalent to CDI + 0.25% for new funds borrowed in Brazilian reais and LIBOR + 1.5% for new funds borrowed in US dollars.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

General Payment Method:

The debt of a creditor that chooses this option or has its debt allocated to this option by virtue of other terms and caps imposed by other options, will be paid in nine (9) successive annual installments, starting ten (10) years after the date of ratification of the Judicial Reorganization Plan, as per the progressive table below and pursuant to all the other terms of the Judicial Reorganization Plan:

Years	Percentage to be amortized
11th and 12th	7.5%
13th and 14th	10.0%
15th to 19th	13.0%

As from the ratification of the Judicial Reorganization Plan or the acknowledgment of the Judicial Reorganization Plan in the creditor’s jurisdiction, principal will bear interest of interest and inflation adjustment equivalent to 0.5% + Benchmark Rate (TR) for real-denominated debts, and 0.5% per year for US dollar- or euro-denominated debts. Interest and inflation adjustment will be compounded and paid together with the last principal repayment installment.

Partner Creditors with Judicial Deposits:

The receivables of class III creditors that have a judicial deposit made by the Oi group on their behalf as part of a related lawsuit and which are acknowledged by the Oi Companies could be paid through the withdrawal of the deposited amounts, up to the limit acknowledged as due by the Oi Companies, provided that the discount percentages in the table below and the other terms of the Judicial Reorganization Plan are met:

Debt Amount Interval	Discount %
Up to R$1,000.00	0.0%
R$1,000.01 to R$5,000.00;	15.0%
R$5,000.01 to R$10,000.00	20.0%
R$10,000.01 to R$150,000.00	30%
Over R$150,000.00	50%

Partner Supplier Creditors:

The receivables of creditors that are suppliers of goods and services to the Oi Companies and meet the terms of the Judicial Reorganization Plan amounting up to R$150,000.00 will be paid in a single installment within twenty (20) business days after the Oi Companies receive an option statement declaring their intention to continue as suppliers of the Oi Companies under the originally agreed terms.

Outstanding balances in excess of R$150,000.00 will be paid in two (2) equal, successive annual installments, plus TR and 0.5% per year as from the ratification of the Judicial Reorganization Plan or the acknowledgment of the Judicial Reorganization Plan in the creditor’s jurisdiction, pursuant to all the other terms of the Judicial Reorganization Plan.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

Administrative Fines:

The settlement terms of these payables shall be set through transactions preapproved by the Oi Companies’ executive committee and ratified by the Board of Directors, resulting from mediation to be initiated at the Rio de Janeiro State Court of Justice, under the supervision of the Judicial Reorganization Court and the with involvement of Government representatives, with the possibility of involving the competent Court of Auditors to issue an opinion thereon, as provided for by Law 9469/1997 and Law 13140/2015, pursuant to all the other terms of the Judicial Reorganization Plan.

The established transaction guidelines are as follows: (i) Oi Companies’ actions to improve services, especially regarding the alleged noncompliant conduct; and (ii) conversion of fines into affirmative covenants, in the form of investments in the Oi Companies’ infrastructure, benefits to service consumers, and/or the withdrawal of judicial deposits related to such administrative fines.

Class IV – Receivables of Micro-business Owners (“ME”) and Small Businesses (“EPP”):

Payables amounting to R$1,000.00 or less will be paid in a single installment, on the 20th business day after the date of ratification of the Judicial Reorganization Plan. Creditors with receivables higher than R$1,000.00 can apply to payment in a single installment provided that they agree to receive R$1,000.00 as the full settlement of their receivables.

The Judicial Reorganization Plan provides for other payment options for ME and EPP creditors, pursuant to each option’s the terms and rules.

ME and EPP Creditors with Judicial Deposits:

ME and EPP creditors that have a judicial deposit made by the Oi group on their behalf as part of a related lawsuit and which are acknowledged by the Oi Companies will have their receivables paid through the withdrawal of the deposited amounts, after the Judicial Reorganization Plan ratification, up to the limit acknowledged as due by the Oi Companies, pursuant to all the other terms of the Judicial Reorganization Plan:

ME and EPP Partner Supplier Creditors:

Receivables amounting up to R$150,000.00 will be paid in a single installment within twenty (20) business days after the Oi Companies receive an option statement declaring their intention to continue as suppliers of the Oi Companies under the originally agreed terms.

Outstanding balances in excess of R$150,000.00 will be paid in two (2) equal, successive annual installments, plus TR and 0.5% per year as from the ratification of the Judicial Reorganization Plan.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

Going concern

The Company's interim financial information for the quarter ended September 30, 2016 have been prepared assuming that the Company will continue as a going concern and in compliance with the applicable statutory requirements, based on management's assessment on the probability of (i) reaching an agreement with the majority of the Oi Companies’ creditors in the judicial reorganization proceeding and (ii) the approval and ratification of the Judicial Reorganization Plan.

The judicial reorganization is aimed at the continuation of the Oi Companies as going concerns. Based on the information available on this date, the Company has no reason to believe that it will not be possible to reach an agreement with the majority of the Oi Companies’ creditors. Furthermore, the Board of Directors has a reasonable expectation that the Oi Companies can continue as going concerns and that their contracts will remain in force throughout the entire duration of the judicial reorganization. The going concern of the Company is ultimately depending on the successful outcome of the judicial reorganization and the realization of other forecasts of the Oi Companies. Even though there are no indications in this regard, we emphasize that these conditions and circumstances indicate the existence of significant uncertainty that may affect the success of the judicial reorganization and cast doubts as to the Oi Companies’ ability to continue as going concerns.

2.                  SIGNIFICANT ACCOUNTING POLICIES

The accounting policies detailed below have been consistently applied in all fiscal years presented in these interim financial information, and have been consistently applied both by the Company and its subsidiaries.

(a)               Reporting basis

The Company’s quarterly information has been prepared for the quarter ended September 30, 2016 and in accordance with CPC 21 (R1) issued by the Accounting Pronouncements Committee (CPC), which address interim financial reporting.

CPC 21 (R1) requires that management use certain accounting estimates. The quarterly information has been prepared based on the historical cost, except for certain financial assets and financial liabilities measured at their fair values.

This quarterly information does not include all the information and disclosures required in annual financial statements and should be read in conjunction with the annual financial statements for the year ended December 31, 2015, which have been prepared in accordance with the accounting practices adopted in Brazil. There were no changes in the accounting policies adopted in the period ended September 30, 2016 as compared to those applicable in the year ended December 31, 2015.

The assets and liabilities related to the operations in Africa are stated in a single line item of the balance sheet as held-for-sale assets as a result of Management’s expectation and decision to hold these assets and liabilities for sale. However, in the statement of profit or loss, costs/expenses and revenue/gains are stated under the full consolidation method.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

Functional and presentation currency

The Company and its subsidiaries operate mainly as telecommunications industry operators in Brazil, Africa, and Asia, and engage in activities typical of this industry. The items included in the financial statements of each group company are measured using the currency of the main economic environment where it operates ("functional currency"). The individual financial statements are presented in Brazilian reais (R$), which is the Company’s functional and presentation currency.

Transactions and balances

Foreign currency-denominated transactions are translated into the functional currency using the exchange rates prevailing on the transaction dates. Foreign exchange gains and losses arising on the settlement of the transaction and the translation at the exchange rates prevailing at period-end, related foreign currency-denominated monetary assets and liabilities are recognized in the income statement, except when qualified as hedge accounting and, therefore, deferred in equity as cash flow hedges.

Group companies with a different functional currency

The profit or loss and the financial position of all Group entities, none of which uses a currency from a hyperinflationary economy, whose functional currency is different from the presentation currency are translated into the presentation currency as follows:

•         assets and liabilities are translating at the rate prevailing at the end of the reporting period;

•         revenue and expenses disclosed in the statement of profit or loss are translated using the average exchange rate;

•         all the resulting foreign exchange differences are recognized as a separate component of equity in other comprehensive income; and

•         goodwill and fair value adjustments, arising from the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing exchange rate.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

As at September 30, 2016 and December 31, 2015, the foreign currency-denominated assets and liabilities were translated into Brazilian reais using mainly the following foreign exchange rates:

	Closing rate		Average rate
Currency	09/30/2016	12/31/2015	09/30/2016	09/30/2015
Euro	3.6484	4.2504	3.9550	4.3866
US dollar	3.2462	3.9048	3.5450	3.9065
Cabo Verdean escudo	0.0334	0.0390	0.0362	0.0324
Sao Tomean dobra	0.000154	0.000174	0.000165	0.000148
Kenyan shilling	0.0321	0.0382	0.0350	0.0326
Namibian dollar	0.2365	0.2510	0.2370	0.2571
Mozambican metical	0.0416	0.0832	0.0627	0.0844
Angolan kwanza	0.01967	0.0290	0.0219	0.0276

(b)               Estimates and critical accounting judgments

In preparing the quarterly information, the Company’s management uses estimates and assumptions based on historical experience and other factors, including expected future events, which are considered reasonable and relevant. The use of estimates and assumptions frequently requires judgments related to matters that are uncertain with respect to the outcomes of transactions and the amount of assets and liabilities. Actual results of operations and the financial position may differ from these estimates. The estimates that represent a significant risk of causing material adjustments to the carrying amounts of assets and liabilities were disclosed in the Company’s financial annual statements referred to above.  In the period ended September 30, 2016, there was no material change in the accounting estimates adopted by the Company and its subsidiaries.

3.                  FINANCIAL INSTRUMENTS AND RISK ANALYSIS

3.1.            Fair value measurement

CPC 46 defines fair value as the price for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties, in an arm’s length transaction on measurement date. The standard clarifies that the fair value must be based on the assumptions that market participants would consider in pricing an asset or a liability, and establishes a hierarchy that prioritizes the information used to build such assumptions. The fair value measurement hierarchy attaches more importance to available market inputs (i.e., observable data) and a less weight to inputs based on data without transparency (i.e., unobservable data). Additionally, the standard requires that an entity consider all nonperformance risk aspects, including the entity’s credit, when measuring the fair value of a liability.

CPC 40 establishes a three-level hierarchy to measure and disclose fair value. The classification of an instrument in the fair value measurement hierarchy is based on the lowest level of input significant for its measurement. We present below a description of the three-level hierarchy:

Level 1—inputs consist of prices quoted (unadjusted) in active markets for identical assets or liabilities to which the entity has access on measurement date;

Level 2—inputs are different from prices quoted in active markets used in Level 1 and consist of directly or indirectly observable inputs for the asset or liability. Level 2 inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical assets or liabilities in markets that are not active; or inputs that are observable for the asset or liability or that can support the observed market inputs by correlation or otherwise for substantially the entire asset or liability.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

Level 3—inputs used to measure an asset or liability are not based on observable market variables. These inputs represent management’s best estimates and are generally measured using pricing models, discounted cash flows, or similar methodologies that require significant judgment or estimate.

The Company and its subsidiaries have measured their financial assets and financial liabilities at their market or actual realizable values (fair value) using available market inputs and valuation techniques appropriate for each situation. The interpretation of market inputs for the selection of such techniques requires considerable judgment and the preparation of estimates to obtain an amount considered appropriate for each situation. Accordingly, the estimates presented may not necessarily be indicative of the amounts that could be obtained in an active market. The use of different assumptions for the calculation of the fair value may have a material impact on the amounts obtained.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

The carrying amounts and the estimated fair values of our main financial assets and financial liabilities as at September 30, 2016 and December 31, 2015 are summarized as follows:

	Accounting measurement	09/30/2016
		Carrying amount	Fair value
Assets
Cash and banks	Fair value	513,462	513,462
Cash equivalents	Fair value	6,438,936	6,438,936
Cash investments	Fair value	189,156	189,156
Accounts receivable (i)	Amortized cost	9,840,737	9,840,737
Dividends and interest on capital receivable	Amortized cost
Held-for-sale assets
Available-for-sale financial asset (Note 25)	Fair value	2,201,231	2,201,231
Dividends receivable (Note 25)	Amortized cost	1,998,572	1,998,572

Liabilities
Trade payables (i)	Amortized cost	7,121,855	7,121,855
Borrowings and financing (ii)
Borrowings and financing	Amortized cost	12,763,098	12,763,098
Public debentures	Amortized cost	4,275,200	4,275,200
Senior Notes	Amortized cost	31,182,502	7,957,833
Derivative financial instruments	Fair value	104,694	104,694
Dividends and interest on capital	Amortized cost	29,102	29,102
Licenses and concessions payable (iii)	Amortized cost	91,824	91,824
Tax refinancing program (iii)	Amortized cost	764,311	764,311
Other payables (payable for the acquisition of equity interest) (iii)	Amortized cost	420,730	420,730

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

	Accounting measurement	12/31/2015
		Carrying amount	Fair value
Assets
Cash and banks	Fair value	1,111,840	1,111,840
Cash equivalents	Fair value	13,786,223	13,786,223
Cash investments	Fair value	1,927,686	1,927,686
Derivative financial instruments	Fair value	7,386,703	7,386,703
Accounts receivable (i)	Amortized cost	8,379,719	8,379,719
Dividends and interest on capital receivable	Amortized cost
Held-for-sale assets
Available-for-sale financial asset (Note 25)	Fair value	3,541,314	3,541,314
Dividends receivable (Note 25)	Amortized cost	2,042,191	2,042,191

Liabilities
Trade payables (i)	Amortized cost	5,004,833	5,004,833
Borrowings and financing (ii)
Borrowings and financing	Amortized cost	17,049,280	17,049,280
Public debentures	Amortized cost	4,138,025	4,128,539
Senior Notes	Amortized cost	38,670,111	22,159,838
Derivative financial instruments	Fair value	2,510,343	2,510,343
Dividends and interest on capital	Amortized cost	96,433	96,433
Licenses and concessions payable (iii)	Amortized cost	918,537	918,537
Tax refinancing program (iii)	Amortized cost	795,088	795,088
Other payables (payable for the acquisition of equity interest) (iii)	Amortized cost	382,230	382,230

(i)                 The balances of accounts receivables and trade payables have near terms and, therefore, they are not adjusted to fair value.

(ii)               Part of this balance of borrowings and financing with the BNDES – Banco Nacional de Desenvolvimento Econômico e Social and export credit agencies correspond to exclusive markets and, therefore, the fair values of these instruments is similar to their carrying amounts. A portion of the balance of borrowings and financing refers to the bonds issued in the international market, for which is there is a secondary market, and their fair values are different from their carrying amounts.

(iii)             The licenses and concessions payable, the tax refinancing program, and other obligations (payable for the acquisition of equity interest) are stated at the amounts that these obligations are expected to be discharged and are not adjusted to fair value.

The levels of the financial assets, cash and cash equivalents and cash investments, held-for-sale assets, and derivative financial instruments at fair value as at September 30, 2016 and December 31, 2015 are as follows:

	Fair value measurement hierarchy	Fair value	Fair value
		09/30/2016	12/31/2015
Assets
Cash and banks	Level 1	513,462	1,111,840
Cash equivalents	Level 2	6,438,936	13,786,223
Cash investments	Level 2	189,156	1,927,686
Derivative financial instruments	Level 2		7,386,703
Held-for-sale assets	Level 3	2,201,231	3,541,314
Liabilities
Derivative financial instruments	Level 2	104,694	2,510,343

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

There were no transfers between levels between September 30, 2016 and December 31, 2015.

The Company and its subsidiaries have measured their financial assets and financial liabilities at their market or actual realizable values (fair value) using available market inputs and valuation techniques appropriate for each situation, as follows:

(a)               Cash, cash equivalents and cash investments

Foreign currency-denominated cash equivalents and cash investments are basically maintained in euro and US dollar checking deposits Euros (“dollar” or “dollars”).

The fair value of securities traded in active markets is equivalent to the amount of the last closing quotation available at the end of the reporting period, multiplied by the number of outstanding securities.

For the remaining contracts, the Company carries out an analysis comparing the current contractual terms and conditions with the terms and conditions effective for the contract when they were originated. When terms and conditions are dissimilar, fair value is calculated by discounting future cash flows at the market rates prevailing at the end of the period, and when similar, fair value is similar to the carrying amount on the reporting date.

(b)               Held-for-sale assets

Refers to the fair value of the financial investment in Unitel, classified as held for sale. The fair value of this investment is estimated based on the internal valuation made, including cash flows forecasts for a four-year period, the choice of a growth rate to extrapolate the cash flows projections, and definition of appropriate discount rates. The Company has the policy of monitoring and periodically updating the main assumptions and material estimates used in the fair value measurement, and also takes into consideration in this assessment possible impacts of actual events related to the investment, notably the lawsuits filed against Unitel and its shareholders in (Note 25).

(c)                Derivative financial instruments

The Company conducted derivative transactions to manage certain market risks, mainly the interest rate risk and foreign exchange risk. In the aftermath of the Company’s board of directors’ decision because, in light of the expected debt restructuring, these transactions were reversed throughout the second quarter of 2016 so that at the end of the period ended September 30, 2016 the Company no longer was a party to derivative transactions in effect.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

The table below shows derivative transactions, recognized in financial income (expenses) during the period (see Note 6).

	There-month period ended
	09/30/2016	09/30/2015
Gain (loss) on currency swaps	(68,881)	3,893,213
Currency forwards		1,845,275
Options		(548)
Gain (loss) on interest rate swap		(7,180)
Total	(68,881)	5,730,760

	Nine-month period ended
	09/30/2016	09/30/2015
Gain (loss) on currency swaps	(4,188,685)	5,390,142
Currency forwards	(937,034)	2,109,579
Options	14,215	(9,015)
Gain (loss) on interest rate swap	(36,454)	(37,895)
Total	(5,147,958)	7,452,811

The transactions related foreign exchange hedges and interest rate hedges designated for hedge accounting treatment, were recognized in other comprehensive income, as shown below:

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

Table of movements in hedge accounting effects in other comprehensive income
	Foreign exchange hedge	Interest rate hedge	Total
Balance at Dec 31, 2015	(294,946)	(108,059)	(403,005)
Gain on designated hedges	403,619	142,634	546,253
Transfer on ineffective portion to profit or loss	8,658	(597)	8,061
Amortization of hedges to profit or loss at the effective rate	34,611	21,689	56,300
Deferred taxes on hedge accounting	(151,942)	(55,667)	(207,609)
Balance at Sep 30, 2016

3.2.            Financial risk management

The Company’s and its subsidiaries’ activities expose them to several financial risks, such as: market risk (including currency fluctuation risk, interest rate risk on fair value, interest rate risk on cash flows, and price risk), credit risk, and liquidity risk. According to their nature, financial instruments may involve known or unknown risks, and it is important to assess to the best judgment the potential of these risks. The Company and its subsidiaries may use derivative financial instruments to mitigate them against certain exposures to these risks.

Risk management is carried out by the Company's treasury officer, in accordance with the policies approved by management.

The Hedging and Cash Investments Policies, approved by the Board of Directors, document the management of exposures to market risk factors generated by the financial transactions of the Oi Group companies.

As decided by the Board of Directors, in light of the expected debt restructuring and afterward the filing of the Company’s judicial reorganization request, the Company’s derivatives portfolio was reversed throughout the second quarter until it was filly settled in the third quarter of 2016.

3.2.1.      Market risk

(a)               Foreign exchange risk

Financial assets

The Company is not exposed to any material foreign exchange risk involving foreign currency-denominated financial assets as at September 30, 2016, except with regard to the assets held for sale, for which we did not enter into any currency hedging transaction.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

Financial liabilities

The Company and its subsidiaries have foreign currency-denominated or foreign currency-indexed borrowings and financing. The risk associated with these liabilities is related to the possibility of fluctuations in foreign exchange rates that could increase the balance of such liabilities. The Company’s and its subsidiaries’ borrowings and financing exposed to this risk represent approximately 73.1% of total liabilities from borrowings and financing (78.5% at December 31, 2015).

Foreign currency-denominated financial liabilities are presented in the balance sheet as follows (includes intragroup balances):

	09/30/2016		12/31/2015
	Carrying amount	Fair value	Carrying amount	Fair value
Borrowings and financing (Note 17)	35,177,167	12,813,666	46,935,152	30,727,817
Derivative financial instruments			1,915,910	1,915,910

Foreign exchange risk sensitivity analysis

As established by CVM Instruction 475, as at September 30, 2016, management estimated the depreciation scenarios of the Brazilian real in relation to other currencies, at the end of the reporting period. It is worth noting, however, that in light of the filing of the judicial reorganization request on June 20, 2016—as referred to in Note 1—the Company’s foreign currency-denominated financial liabilities are part of the list of payables subject to renegotiation. Contingent to the successful implementation of said negotiation, the scenarios described below should not represent a cash outflow risk. In the period from the filing and approval of the judicial reorganization plan by the creditors the payment of interest and repayment of principal of the Company’s borrowings and financing are suspended.

For purposes of this Instruction, however, the rates used for the probable scenario were the rates prevailing at the end of September 2016. The probable rates were then depreciated by 25% and 50% and used as benchmark for the possible and remote scenarios, respectively.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

	Rate
Description	09/30/2016	Depreciation
Probable scenario
US dollar	3.2462	0%
Euro	3.6484	0%
Possible scenario
US dollar	4.0578	25%
Euro	4.5605	25%
Remote scenario
US dollar	4.8693	50%
Euro	5.4726	50%

The impacts of foreign exchange exposure, in the sensitivity scenarios estimated by the Company, are shown in the table below (excludes intragroup balances):

		09/30/2016
Description	Individual risk	Probable scenario	Possible scenario	Remote scenario

US dollar debt	Dollar appreciation	16,498,444	20,623,055	24,747,664
US dollar cash	Dollar depreciation	(90,503)	(113,129)	(135,754)
Euro debt	Euro appreciation	19,053,853	23,817,317	28,580,780
Euro cash	Euro depreciation	(84,110)	(105,138)	(126,166)
Total assets/liabilities indexed to exchange fluctuation		35,377,684	44,222,105	53,066,524
Total (gain) loss			8,844,421	17,688,840

(b)               Interest rate risk

Financial assets

Cash equivalents and cash investments in local currency are substantially maintained in financial investment funds exclusively managed for the Company and its subsidiaries, and investments in private securities issued by prime financial institutions.

The interest rate risk linked to these assets arises from the possibility of decreases in these rates and consequent decrease in the return on these assets.

Financial liabilities

The Company and its subsidiaries have borrowings and financing subject to floating interest rates, based on the Long-term Interest Rate (TJLP) or the CDI, in the case of real-denominated debt, and on the LIBOR, in the case of U.S. dollar-denominated debt.

As at September 30, 2016, approximately 33.2% (33.4% at December 31, 2015) of the incurred debt, less adjustment for derivative transactions, was subject to floating interest rates. The most material exposure of Company’s and its subsidiaries’ debt after is to CDI.  Therefore, a continued increase in this interest rate would have an adverse impact on future interest payments.

These assets and liabilities are presented in the balance sheet as follows:

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

	09/30/2016		12/31/2015
	Carrying amount	Market value	Carrying amount	Market value
Financial assets
Cash equivalents	6,377,291	6,377,291	3,232,771	3,232,771
Cash investments	161,084	161,084	162,145	162,145
Derivative financial instruments			445,740	445,740
Financial liabilities
Borrowings and financing	14,328,258	13,467,091	18,307,705	18,298,218
Derivative financial instruments			594,433	594,433

Interest rate fluctuation risk sensitivity analysis

Management believes that the most significant risk related to interest rate fluctuations arises from its liabilities pegged to the TJLP, the USD LIBOR, and mainly the CDI. This risk is associated to an increase in those rates.

As established by CVM Instruction 475, as at September 30, 2015, management estimated the fluctuation scenarios of the rates CDI, TJLP, and USD LIBOR. The rates used for the probable scenario were the rates prevailing at the end of the reporting period. It is worth noting, however, that in light of the filing of the judicial reorganization request on June 20, 2016—as referred to in Note 1—the Company’s financial liabilities indexed to floating interest rates are part of the list of payables subject to renegotiation. Contingent to the successful implementation of said negotiation, the scenarios described below should not represent a cash outflow risk. In the period from the filing and approval of the judicial reorganization plan by the creditors the payment of interest and repayment of principal of the Company’s borrowings and financing are suspended.

For purposes of this Instruction, however, these rates have been stressed by 25 and 50 percent, and used as benchmark for the possible and remote scenarios. Note that beginning January 2015, the TJLP increased from 5.0% p.a. to 5.5% p.a., which was the start of successive increases. For the quarter beginning April 2015, the TJLP increased to 6.0%, remaining at 6.5% in July and in October 1-December 31, 2015 it increased 7.0%. Beginning January 1 through September 30, 2016, the TJLP was increased to 7.5% p.a.

09/30/2016
Interest rate scenarios
Probable scenario			Possible scenario			Remote scenario
CDI	TJLP	6M USD LIBOR	CDI	TJLP	6M USD LIBOR	CDI	TJLP	6M USD LIBOR
14.13%	7.50%	1.23972%	17.65%	9.38%	1.54965%	21.20%	11.25%	1.85958%

Such sensitivity analysis considers payment outflows in future dates. Thus, the aggregate of the amounts for each scenario is not equivalent to the fair values, or even the present values of these liabilities. The fair values of these liabilities, should the Company’s credit risk remain unchanged, would not be impacted in the event of fluctuations in interest rates, as the interest rates used to estimate future cash outflows would be the same rates that discount such flows to present value.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

The impacts of exposure to interest rates, in the sensitivity scenarios estimated by the Company, are shown in the tables below:

		09/30/2016
Description	Individual risk	Probable scenario	Possible scenario	Remote scenario
CDI-indexed debt	CDI increase	1,552,516	1,837,251	2,119,033
TJLP-indexed debt	TJLP increase	745,825	886,742	1,033,010
US$ LIBOR-indexed debt	US$ appreciation	450,939	492,220	533,501
Total (gain) loss		2,749,280	3,216,213	3,685,544

3.2.2.      Credit risk

The concentration of credit risk associated to trade receivables is immaterial due to the diversification of the portfolio. Doubtful receivables are adequately covered by an allowance for doubtful accounts.

Transactions with financial institutions (cash investments and borrowings and financing) are made with prime entities, avoiding the concentration risk. The credit risk of financial investments is assessed by setting caps for investment in the counterparts, taking into consideration the ratings released by the main international risk rating agencies for each one of such counterparts. As at September 30, 2016, approximately 98.4% of cash investments were made with counterparties with an AAA, AA or sovereign risk rating.

The Company had credit risks related to dividends receivable associated to the investment in Unitel.

3.2.3.      Liquidity risk

The liquidity risk also arises from the possibility of the Company being unable to discharge its liabilities on maturity dates and obtain cash due to market liquidity restrictions. Management uses its resources mainly to fund capital expenditures incurred on the expansion and upgrading of the network, invest in new businesses.

The Company’s management monitors the continual forecasts of the liquidity requirements to ensure that the company has sufficient cash to meet its operating needs and fund capital expenditure to modernize and expand its network.

In light of the current judicial reorganization scenario, as referred to in Note 1, the Company’s obligations related to the contractual maturities of financial liabilities, including the payments of interest in borrowings, financing and debentures, will be negotiated with creditors in the context of the judicial reorganization.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

4.                              NET OPERATING REVENUE

	There-month period ended
	09/30/2016	09/30/2015

Gross operating revenue	11,491,444	11,116,790

Deductions from gross revenue	(5,097,062)	(4,289,826)
Taxes	(1,907,584)	(2,015,973)
Other deductions	(3,189,478)	(2,273,853)

Net operating revenue	6,394,382	6,826,964

	Nine-month period ended
	09/30/2016	09/30/2015

Gross operating revenue	34,702,562	33,366,813

Deductions from gross revenue	(15,028,940)	(12,716,128)
Taxes	(5,882,272)	(6,176,442)
Other deductions	(9,146,668)	(6,539,686)

Net operating revenue	19,673,622	20,650,685

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

5.                  REVENUE AND EXPENSES BY NATURE

	There-month period ended
	09/30/2016	09/30/2015
Net operating revenue	6,394,382	6,826,964
Operating income (expenses):
Interconnection	(294,407)	(449,075)
Personnel	(766,455)	(691,081)
Third-party services	(1,650,397)	(1,573,609)
Grid maintenance service	(256,800)	(529,020)
Handset and other costs	(68,948)	(19,802)
Advertising and publicity	(66,859)	(135,636)
Rentals and insurance	(1,054,408)	(928,299)
Provisions/reversals	(234,942)	(185,606)
Allowance for doubtful accounts	(168,357)	(184,066)
Taxes and other income (expenses)	(188,139)	(278,660)
Other operating income (expenses), net (i)		325,709
Operating expenses excluding depreciation and amortization	(4,749,712)	(4,649,145)
Depreciation and amortization	(1,300,387)	(1,286,865)
Total operating expenses	(6,050,099)	(5,936,010)
Profit before financial income (expenses) and taxes	344,283	890,954
Financial income (expenses):
Financial income	396,735	4,003,796
Financial expenses	(2,098,124)	(5,976,717)
Total financial income (expenses)	(1,701,389)	(1,972,921)
Pre-tax loss	(1,357,106)	(1,081,967)
Income tax and social contribution	342,206	55,196
Loss from continuing operations	(1,014,900)	(1,026,771)
Discontinued operations
Profit for the quarter from discontinued operations, net (net of taxes)		5,849
Loss for the period	(1,014,900)	(1,020,922)
Loss attributable to Company owners	(1,050,877)	(980,649)
Profit (loss) attributable to non-controlling interests	35,977	(40,273)

Operating expenses by function:

Cost of sales and/or services	(3,746,705)	(3,840,437)
Selling expenses	(1,048,669)	(1,205,841)
General and administrative expenses	(1,020,083)	(966,694)
Other operating income	409,299	397,186
Other operating expenses	(643,059)	(303,818)
Share of profits of investees	(882)	(16,406)
Total operating expenses	(6,050,099)	(5,936,010)

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

	Nine-month period ended
	09/30/2016	09/30/2015
Net operating revenue	19,673,622	20,650,685
Operating income (expenses):
Interconnection	(874,482)	(1,405,548)
Personnel	(2,196,343)	(1,929,819)
Third-party services	(4,824,128)	(4,746,198)
Grid maintenance service	(1,261,360)	(1,489,630)
Handset and other costs	(202,807)	(216,504)
Advertising and publicity	(297,833)	(272,586)
Rentals and insurance	(3,222,357)	(2,637,477)
Provisions/reversals	(729,399)	(677,647)
Allowance for doubtful accounts	(459,894)	(535,630)
Taxes and other income (expenses)	(664,570)	(929,528)
Other operating income (expenses), net (i)	(94,676)	277,954
Operating expenses excluding depreciation and amortization	(14,827,849)	(14,562,613)
Depreciation and amortization	(4,009,997)	(3,777,737)
Total operating expenses	(18,837,846)	(18,340,350)
Profit before financial income (expenses) and taxes	835,776	2,310,335
Financial income (expenses):
Financial income	1,110,052	4,881,100
Financial expenses	(4,091,848)	(9,332,708)
Total financial income (expenses)	(2,981,796)	(4,451,608)
Pre-tax loss	(2,146,020)	(2,141,273)
Income tax and social contribution	(1,168,543)	258,439
Loss from continuing operations	(3,314,563)	(1,882,834)
Discontinued operations
Profit for the quarter from discontinued operations, net (net of taxes)		1,085,910
Loss for the period	(3,314,563)	(796,924)
Loss attributable to Company owners	(3,212,094)	(762,149)
Loss attributable to noncontrolling interests	(102,469)	(34,775)

Operating expenses by function:

Cost of sales and/or services	(12,007,021)	(11,343,217)
Selling expenses	(3,263,975)	(3,576,990)
General and administrative expenses	(2,870,929)	(2,913,124)
Other operating income	1,198,339	944,356
Other operating expenses	(1,892,456)	(1,435,483)
Share of profits of investees	(1,804)	(15,892)
Total operating expenses	(18,837,846)	(18,340,350)

(i)            The other operating expenses, net for the period ended September 30, 2016 include basically costs associated downsizings in these periods. In September 2015, other net operating income (expenses) include basically reversal of a civil contingency amounting to R$325,709 arising from the revision of the calculation methodology and R$47,756 in costs associated to terminations of employment contracts in this period.

6.                  FINANCIAL INCOME (EXPENSES)

	There-month period ended
	09/30/2016	09/30/2015
Financial income
Interest on and inflation adjustment to other assets	164,284	188,620
Income from cash investments	217,539	17,647
Interest on and inflation adjustment to intragroup loans		29
Exchange differences on translating foreign cash investments	(1,520)	3,997,002
Other income (i)	16,432	(199,502)
Total	396,735	4,003,796

Financial expenses and other charges
a) Borrowing and financing costs
Inflation adjustment to and exchange losses on third-party borrowings	(720,023)	(10,227,401)
Financial instrument transactions	(68,881)	5,730,760
Interest on borrowings payable to third parties	(780,434)	(1,085,489)
Interest on debentures	(146,653)	(169,429)
Subtotal:	(1,715,991)	(5,751,559)
b) Other charges
Loss on financial assets classified as held for sale (ii)	37,439
Interest on and inflation adjustment to other liabilities	(128,934)	112,701
Tax on transactions and bank fees	(119,916)	(125,963)
Inflation adjustment to provisions	(52,205)	41,083
Interest on taxes in installments - tax financing program	(1,698)	(30,167)
Other expenses (iii)	(116,819)	(222,812)
Subtotal:	(382,133)	(225,158)
Total	(2,098,124)	(5,976,717)
Financial income (expenses)	(1,701,389)	(1,972,921)

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

	Nine-month period ended
	09/30/2016	09/30/2015
Financial income
Interest on and inflation adjustment to other assets	454,481	604,750
Income from cash investments	342,546	130,041
Interest on and inflation adjustment to intragroup loans		29,076
Exchange differences on translating foreign cash investments	(258,631)	3,861,776
Other income (i)	571,656	255,457
Total	1,110,052	4,881,100

Financial expenses and other charges
a) Borrowing and financing costs
Inflation adjustment to and exchange losses on third-party borrowings	6,177,645	(12,357,401)
Financial instrument transactions	(5,147,958)	7,452,811
Interest on borrowings payable to third parties	(2,276,337)	(2,376,871)
Interest on debentures	(432,540)	(720,566)
Subtotal:	(1,679,190)	(8,002,027)
b) Other charges
Loss on financial assets classified as held for sale (ii)	(851,413)
Interest on and inflation adjustment to other liabilities	(531,773)	(398,297)
Tax on transactions and bank fees	(494,322)	(378,246)
Inflation adjustment to provisions	(246,608)	(74,280)
Interest on taxes in installments - tax financing program	(17,887)	(83,031)
Other expenses (iii)	(270,655)	(396,827)
Subtotal:	(2,412,658)	(1,330,681)
Total	(4,091,848)	(9,332,708)
Financial income (expenses)	(2,981,796)	(4,451,608)

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

(i)            In 2016 includes dividends receivable from Unitel in the amount of Kwanzas 12.6 billion (R$280,076) for 2014, and in 2015 refers basically to the gain on debenture buyback transactions.

(ii)          Refers to the loss of US$242 million resulting from the revision of the recoverable amount of dividends receivable from Unitel and the fair value of the cash investment in Unitel (Note 25), due to the devaluation of the Kwanza against the US dollar and the Brazilian real. In the third quarter the amount refers to the difference between the average translation rate of the financial information of the foreign companies as at June 30 and September 30, 2016.

(iii)        Represented mainly by banking and financial fees and commissions.

7.                  INCOME TAX AND SOCIAL CONTRIBUTION

Income taxes encompass the income tax and the social contribution. The income tax rate is 25% and the social contribution rate is 9%, generating aggregate nominal tax rate of 34%.

The provision for income tax and social contribution is broken down as follows:

	There-month period ended
	09/30/2016	09/30/2015
Income tax and social contribution
Current taxes	(205,677)	(228,709)
Deferred taxes	547,883	283,905
Total	342,206	55,196

	There-month period ended
	09/30/2016	09/30/2015
Pre-tax loss	(1,357,106)	(1,081,967)
Income tax and social contribution
Income tax and social contribution on taxed income	461,416	367,869
Equity in investees	(299)	(5,578)
Tax incentives (basically, operating profit) (i)	2,569	4,205
Permanent deductions (add-backs) (ii)	(21,462)	(58,376)
Unrecognized deferred tax assets in Brazil (iii)	(97,771)	(18,653)
Unrecognized deferred tax assets abroad (iii)	(2,248)	(234,271)
Income tax and social contribution effect on profit or loss	342,206	55,196

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

	Nine-month period ended
	09/30/2016	09/30/2015
Income tax and social contribution
Current taxes	(512,981)	(626,313)
Deferred taxes (Note 10)	(655,562)	884,752
Total	(1,168,543)	258,439

	Nine-month period ended
	09/30/2016	09/30/2015
Profit (loss) before taxes	(2,146,020)	(2,141,273)
Income tax and social contribution
Income tax and social contribution on taxed income	729,647	728,033
Equity in investees	(613)	(5,404)
Tax incentives (basically, operating profit) (i)	4,048	20,286
Permanent deductions (add-backs) (ii)	(151,981)	(203,535)
Unrecognized deferred tax assets in Brazil (iii)	(1,414,027)	(75,856)
Unrecognized deferred tax assets abroad (iii)	(335,617)	(205,085)
Income tax and social contribution effect on profit or loss	(1,168,543)	258,439

(i)            Refers to the exploration profit recognized in the profit or loss of subsidiary Oi Móvel pursuant to Law 11638/2007.

(ii)          The main components of permanent deduction (addition) tax effects are: nondeductible fines, sponsorships, nondeductible donations, and income from forfeited dividends.

(iii)        Refers to the Company’s unrecognized deferred tax assets held by subsidiaries in Brazil and abroad that do not have a history of profitability and/or an expectation to generate taxable income.

8.                  CASH, CASH EQUIVALENTS AND CASH INVESTMENTS

Cash investments made by the Company and its subsidiaries in the periods ended September 30, 2016 and December 31, 2015 are classified as held for trading securities and are measured at their fair values.

(a)               Cash and cash equivalents

	09/30/2016	12/31/2015
Cash and banks	513,462	1,111,840
Cash equivalents	6,438,936	13,786,223
Total	6,952,398	14,898,063

	09/30/2016	12/31/2015
Repurchase agreements	4,879,509	1,637,798
Bank certificates of deposit (CDBs)	1,216,511	1,387,158
Time deposits	7,827	10,734,985
Other	335,089	26,282
Cash equivalents	6,438,936	13,786,223

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

(b)               Cash investments

	09/30/2016	12/31/2015
Time deposits		1,700,386
Private securities	81,584	125,966
Government securities	107,572	101,334
Other
Total	189,156	1,927,686
Current	107,572	1,801,720
Non-current	81,584	125,966

The Company and its subsidiaries hold short-term investments in Brazil and abroad for the purpose of earning interest on cash, benchmarked to CDI in Brazil, LIBOR for the US dollar-denominated portion, and EURIBOR for the euro-denominated portion.

9.                  ACCOUNTS RECEIVABLE

	09/30/2016	12/31/2015
Billed services	8,183,197	6,733,219
Unbilled services	1,173,619	1,296,562
Mobile handsets and accessories sold	1,001,403	911,077
Subtotal:	10,358,219	8,940,858
Allowance for doubtful accounts	(517,482)	(561,139)
Total	9,840,737	8,379,719

The aging list of trade receivables is as follows:

	09/30/2016	12/31/2015
Current	8,261,987	6,855,027
Past-due up to 60 days	1,091,605	1,296,612
Past-due from 61 to 90 days	224,307	146,608
Past-due from 91 to 120 days	177,972	121,916
Past-due from 121 to 150 days	145,858	124,887
Over 150 days past-due	456,490	395,808
Total	10,358,219	8,940,858

The movements in the allowance for doubtful accounts were as follows:

Balance at Dec 31, 2015	(561,139)
Allowance for doubtful accounts	(457,960)
Trade receivables written off as uncollectible	501,617
Balance at Sep 30, 2016	(517,482)

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

10.              CURRENT AND DEFERRED TAXES

	ASSETS
	09/30/2016	12/31/2015
Current recoverable taxes
Recoverable income tax (IRPJ) (i)	168,812	416,125
Recoverable social contribution (CSLL) (i)	61,161	153,059
IRRF/CSLL - withholding income taxes (ii)	829,113	346,389
Total current	1,059,086	915,573

Deferred recoverable taxes
Income tax on tax credits – merged goodwill (iii)	1,630,602	1,782,179
Social contribution on tax credits – merged goodwill (iii)	587,016	641,584
Income tax on temporary differences (iv)	2,562,045	3,030,285
Social contribution on temporary differences (iv)	827,288	993,486
Income tax on tax loss carryforwards (iv)	1,658,149	1,673,150
Social contribution on tax loss carryforwards (iv)	609,760	615,040
Subtotal - deferred taxes recoverable	7,874,860	8,735,724
Deferred taxes recoverable (v)	326,699	147,278
Non-total current	8,201,559	8,883,002

	LIABILITIES
	09/30/2016	12/31/2015
Current taxes payable
Income tax payable	283,184	211,571
Social contribution payable	156,805	128,053
Total current	439,989	339,624

(i)                 Refer mainly to prepaid income tax and social contribution that will be offset against federal taxes payable in the future.

(ii)               Refer to withholding income tax (IRRF) credits on cash investments, derivatives, intragroup loans, government entities, and other amounts that are used as deductions from income tax payable for the periods, and social contribution withheld at source on services provided to government agencies.

(iii)             Refer to: (i) deferred income tax and social contribution assets calculated as tax benefit originating from the goodwill paid on acquisition of the Company and recognized by the merged companies in the course of 2009. The realization of the tax credit arises from the amortization of the goodwill balance based on the STFC license and in the appreciation of property, plant and equipment, the utilization of which is estimated to occur through 2025, and (ii) deferred income tax and social contribution assets originating from the goodwill paid on the acquisition of interests in the Company in 2008-2011, recognized by the companies merged with and into TmarPart and by TmarPart merged with and into the Company on September 1, 2015, which was based on the Company’s expected future earnings and the amortization of which is estimated to occur through 2027.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

(iv)             Deferred income tax and social contribution assets are recognized only to the extent that it is probable that there will be a positive tax base for which temporary differences can be used and against which tax loss carryforwards can be offset. Deferred income tax and social contribution assets are reviewed at the end of each annual period and written down as their realization is no longer possible. The Company and its subsidiaries offset their tax loss carryforwards against taxable income up to a limit of 30% per year, pursuant to the prevailing tax law.

Deferred tax assets totaling R$1,391,869 were not recognized for the companies that do not expect to generate sufficient future taxable profits against which tax assets could be offset.

Additionally, none of the deferred tax assets amounting to R$606,354 (R$454,319 at December 31, 2015) were recognized for the direct and indirect subsidiaries that do not have a profitability history and/or do not expect to generate sufficient taxable profits against which such tax assets could be offset.

The table below shows the expected realization periods of deferred tax assets resulting from tax credits on tax loss carryforwards and temporary differences:

2016	12,049
2017	152,429
2018	130,513
2019	281,714
2020	565,271
2021 to 2023	2,769,248
2024 to 2025	1,746,018
Total	5,657,242

(v)               Refer mainly to prior years’ prepaid income tax and social contribution that will be offset against federal taxes payable.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

Movements in deferred income tax and social contribution

	Balance at 12/31/2015	Recognized in deferred tax income/ expenses	Recognized directly in equity	Balance at 09/30/2016
Deferred tax assets arising on:
Temporary differences
Provisions	1,393,087	8,363		1,401,450
Provisions for suspended taxes	146,256	28,817		175,073
Provisions for pension funds and impacts of CPC 33 (R1)	176,436	(2,775)	2,307	175,968
Allowance for doubtful accounts	658,870	(127)		658,743
Profit sharing	64,243	(42,445)		21,798
Foreign exchange differences	1,778,361	(376,663)		1,401,698
Debt interest		325,685		325,685
Merged goodwill	2,423,763	(206,145)		2,217,618
Hedge accounting	207,609		(207,609)
Other temporary add-backs and deductions	(401,091)	(369,991)		(771,082)
Tax loss carryforwards
Income tax loss carryforwards	1,673,150	(15,001)		1,658,149
Social contribution carryforwards	615,040	(5,280)		609,760
Total	8,735,724	(655,562)	(205,302)	7,874,860

11.              OTHER TAXES

	ASSETS
	09/30/2016	12/31/2015
Recoverable State VAT (ICMS) (i)	1,581,500	1,285,800
Taxes on revenue (PIS and COFINS)	273,179	200,029
Other	100,620	97,056
Total	1,955,299	1,582,885
Current	1,176,284	922,986
Non-current	779,015	659,899

	LIABILITIES
	09/30/2016	12/31/2015
State VAT (ICMS)	676,201	759,922
ICMS Convention No. 69/1998	25,104	33,998
Taxes on revenue (PIS and COFINS)	766,242	668,888
FUST/FUNTTEL/broadcasting fees	903,665	861,212
Other	263,552	153,968
Total	2,634,764	2,477,988
Current	1,596,365	1,553,651
Non-current	1,038,399	924,337

(i) Recoverable ICMS arises mostly from prepaid taxes and credits claimed on purchases of property, plant and equipment, which can be offset against ICMS payable within 48 months, pursuant to Supplementary Law 102/2000.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

12.              JUDICIAL DEPOSITS

In some situations the Company makes, by legal requirement or to provide guarantees, judicial deposits to ensure the continuity of ongoing lawsuits. These judicial deposits can be required for lawsuits with a likelihood of loss, as assessed by the Company based on the opinion of its legal counsel, as probable, possible, or remote.

	09/30/2016	12/31/2015
Civil	9,697,312	9,459,735
Tax	2,754,258	2,548,720
Labor	2,657,686	2,368,902
Total	15,109,256	14,377,357
Current	1,127,550	1,258,227
Non-current	13,981,706	13,119,130

As set forth by relevant legislation, judicial deposits are adjusted for inflation.

13.              INVESTMENTS

	09/30/2016	12/31/2015
Investment in subsidiaries
Joint arrangements	46,429	63,837
Investments in associates	37,094	39,003
Tax incentives, net of allowances for losses	31,579	31,579
Other investments	18,985	20,471
Total	134,087	154,890

Summary of the movements in investment balances

Balance at Dec 31, 2015	154,890
Share of profits of subsidiaries (Note 5)	(1,804)
Associates’ share of other comprehensive income	(7,001)
Equity in investees recognized in held-for-sale assets	1,575
Write-off of investment	(12,088)
Other	(1,485)
Balance at Sep 30, 2016	134,087

14.              PROPERTY, PLANT AND EQUIPMENT

	Works in progress	Automatic switching equipment	Transmission and other equipment (1)	Infrastructure	Buildings	Other assets	Total
Cost of PP&E (gross amount)
Balance at Dec 31, 2015	1,656,581	18,848,684	49,863,703	26,023,848	3,538,924	5,576,826	105,508,566
Acquisition of investments (Note 26)	4,841	261	300	1,045	1,438	72,190	80,075
Additions	2,038,885	82	817,036	85,161	7,126	47,575	2,995,865
Write-offs	(16,750)	(7,207)	(5,314)	(37,208)		(933)	(67,412)
Transfers	(899,647)	20,906	498,538	352,407	(2,942)	30,738
Balance at Sep 30, 2016	2,783,910	18,862,726	51,174,263	26,425,253	3,544,546	5,726,396	108,517,094
Accumulated depreciation
Balance at Dec 31, 2015		(16,924,681)	(36,603,229)	(20,154,173)	(1,736,329)	(4,592,963)	(80,011,375)
Acquisition of investments (Note 26)		(108)	(163)	(504)	(626)	(30,074)	(31,475)
Depreciation expenses		(274,375)	(1,726,107)	(871,062)	(73,738)	(205,220)	(3,150,502)
Write-offs			4,521	31,265		932	36,718
Transfers		(584)	148	268	229	(61)
Balance at Sep 30, 2016		(17,199,748)	(38,324,830)	(20,994,206)	(1,810,464)	(4,827,386)	(83,156,634)
Property, plant and equipment, net
Balance at Dec 31, 2015	1,656,581	1,924,003	13,260,474	5,869,675	1,802,595	983,863	25,497,191
Balance at Sep 30, 2016	2,783,910	1,662,978	12,849,433	5,431,047	1,734,082	899,010	25,360,460
Annual depreciation rate (average)		11%	10%	8%	8%	12%

(1)  Transmission and other equipment includes transmission and data communication equipment.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

Additional disclosures

Pursuant to ANATEL’s concession agreements, all property, plant and equipment items capitalized by the Company that are indispensable for the provision of the services granted under said agreements are considered returnable assets and are part of the concession’s cost. These assets are handed over to ANATEL upon the termination of the concession agreements that are not renewed.

As at September 30, 2016, the residual balance of the Company’s returnable assets is R$8,081,467 (R$8,055,876 at December 31, 2015) and consists of assets and installations in progress, switching and transmission equipment, payphones, outside network equipment, power equipment, and systems and operation support equipment.

In the period ended September 30, 2016, financial charges and transaction costs incurred on works in progress were capitalized at the average rate of 9% per year.

15.              INTANGIBLE ASSETS

	Goodwill	Intangibles in progress	Data processing systems	Regulatory licenses	Other	Total
Cost of intangibles (gross amount)
Balance at Dec 31, 2015	706,172	125,841	7,907,751	4,041,011	1,221,786	14,002,561
Acquisition of investments (Note 26)	357,575		30,732			388,307
Additions		254,252	19,532	80,227	43,644	397,655
Transfers		(260,684)	242,177		18,507
Balance at Sep 30, 2016	1,063,747	119,409	8,200,192	4,121,238	1,283,937	14,788,523
Accumulated amortization
Balance at Dec 31, 2015	(459,645)		(6,538,340)	(2,680,178)	(1,022,627)	(10,700,790)
Acquisition of investments (Note 26)			(14,774)			(14,774)
Amortization expenses	(992)		(456,264)	(183,061)	(78,645)	(718,962)
Balance at Sep 30, 2016	(460,637)		(7,009,378)	(2,863,239)	(1,101,272)	(11434,526)
Intangible assets, net
Balance at Dec 31, 2015	246,527	125,841	1,369,411	1,360,833	199,159	3,301,771
Balance at Sep 30, 2016	603,110	119,409	1,190,814	1,257,999	182,665	3,353,997
Annual amortization rate (average)			20%	9%	16%

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

16.              TRADE PAYABLES

	09/30/2016	12/31/2015
Infrastructure, network and plant maintenance materials	1,870,033	1,282,493
Services	4,337,482	3,059,394
Rental of polls and rights-of-way	376,259	341,143
Other	538,081	321,803
Total	7,121,855	5,004,833

17.              BORROWINGS AND FINANCING

Borrowings and financing by type

	09/30/2016	12/31/2015	Contractual maturity
			Principal	Interest
Senior Notes	31,395,281	38,670,111
Local currency	1,120,981	1,090,716	Sep 2016	semiannual
Foreign currency	30,274,300	37,579,395	Jul 2016 to Aug 2022	Semiannual/ annual
Financial institutions	12,966,276	17,540,795
CCB – Bank Credit Note	2,508,499	2,416,314	Jul 2016 to Jan 2028	Monthly/ semiannual
Certificates of Real Estate Receivables (CRI)	1,576,999	1,397,504	Aug 2022	annual
Development Banks and Export Credit Agencies	8,880,778	10,986,710	Jul 2016 to Dec 2033	Monthly/ semiannual
Revolver credit facility		2,740,267
Public debentures	4,280,318	4,144,760	Dec 2016 to Jul 2021	Semiannual/ annual
Subtotal	48,641,875	60,355,666
Incurred debt issuance cost	(421,075)	(498,249)
Total	48,220,800	59,857,417
Current	48,220,800	11,809,598
Non-current		48,047,819

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

The request for judicial reorganization (filed with the Rio de Janeiro State Courts on June 20, 2016) constitutes a default event under the terms and conditions of the agreements in effect. For accounting and disclosure purposes, the noncurrent portion of borrowings and financing was reclassified to non-current liabilities in the balance sheet as at September 30 2016. The balances of intragroup loans and subsidiaries’ debentures are disclosed in the balance sheet according to the established contractual maturity.

Debt issuance costs by type

	09/30/2016	12/31/2015
Financial institutions	415,957	491,514
Public debentures	5,118	6,735
Total	421,075	498,249
Current	421,075	117,531
Non-current		380,718

Breakdown of the debt by currency (Note 3.2.1)

	09/30/2016	12/31/2015
Euro	18,988,289	24,221,508
US dollar	16,188,878	22,713,644
Brazilian reais	13,043,633	12,922,265
Total	48,220,800	59,857,417

Breakdown of the debt by index

	Index/rate	09/30/2016	12/31/2015
Fixed rate	2.25% p.a. – 10.00% p.a.	32,244,051	39,892,444
CDI	0.75% p.a. – 1.83% p.a.	6,649,766	6,347,119
LIBOR	0.90% p.a. – 2.50% p.a.	4,671,976	8,812,005
TJLP	0.0% p.a. – 4.08% p.a.	3,006,516	3,148,581
IPCA	0.50% p.a. – 7.94% p.a.	1,594,565	1,475,381
INPC	2.43% p.a.	53,926	181,887
Total		48,220,800	59,857,417

Description of main borrowings and financing

Senior Notes - foreign and local currency

As at September 30, 2016 the Company held own debentures acquired in the market for approximately US$33 million, which it retains in its portfolio, marked to market, for cancellation or to be held to maturity.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

Financial institutions

Development Banks and Export Credit Agencies

The Company and its subsidiaries obtained financing facilities with BNDES and other development banks from the North and Northeast regions to finance and upgrading their nationwide fixed and mobile networks and meet their regulatory obligations and the obligations to the Export Credit Agencies of financing part of the investments in equipment and services that incorporate international technology. The main export credit agencies with that are the Company’s and its subsidiaries’ counterparties are: SEK – Swedish Export Corporation; CDB – China Development Bank; Delcredere Ducroire; and FEC – Finnish Export Credit.

Guarantees

BNDES financing facilities are collateralized by receivables of the Company and its subsidiaries Telemar and Oi Móvel. The Company provides guarantees to its subsidiaries Telemar and Oi Móvel for such financing facilities, totaling R$2,547 million.

Covenants

The financing agreements of the Company and subsidiaries Telemar and Oi Móvel with the BNDES and other financial institutions, and the debentures issued originally contain covenants that require the Oi and/or Telemar, as applicable, to maintain certain financial ratios.  Compliance with these covenants is determined either on a quarterly or an annual basis, depending on the financing agreement. It is worth noticing that, since the judicial reorganization constitutes a default event under the loan agreements’ terms and conditions, the liabilities associated to these agreements were reclassified to current liabilities. Accordingly, the effects of the financial covenants are not applicable.

18.              LICENSES AND CONCESSIONS PAYABLE

	09/30/2016	12/31/2015
SMP	9,076	905,601
STFC concessions	82,748	12,936
Total	91,824	918,537
Current	84,450	911,930
Non-current	7,374	6,607

Correspond to the amounts payable to ANATEL for the radiofrequency concessions and the licenses to provide the SMP services, and STFC service concessions, obtained at public auctions.

The payment schedule is as follows:

2016	1,702
2017	86,549
2018	3,293
2019	280
Total	91,824

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

19.              TAX REFINANCING PROGRAM

The outstanding balance of the Tax Debt Refinancing Program is broken down as follows:

	09/30/2016	12/31/2015
Law 11941/09 and Law 12865/2013 tax financing program
	747,925	791,696
REFIS II - PAES
	16,386	3,392
Total	764,311	795,088
Current	102,700	78,432
Non-current	661,611	716,656

The amounts of the tax refinancing program created under Law 11941/2009, divided into principal, fine and interest, which include the debt declared at the time the deadline to join the program was reopened as provided for by Law 12865/2013 and Law 12996/2014, are broken down as follows:

	09/30/2016				12/31/2015
	Principal	Fines	Interest	Total	Total
Tax on revenue (COFINS)	153,627	3,836	200,039	357,502	387,228
Income tax
	41,118	3,302	45,123	89,543	100,897
Tax on revenue (PIS)	60,188	881	38,229	99,298	104,138
Social security (INSS – SAT)
	6,735	3,957	5,813	16,505	9,881
Social contribution
	9,457	1,147	12,537	23,141	25,651
Tax on banking transactions (CPMF)
	19,150	2,152	27,509	48,811	48,311
Other	52,182	6,630	70,699	129,511	118,982
Total
	342,457	21,905	399,949	764,311	795,088

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

The payment schedule is as follows:

2016	24,805
2017	102,700
2018	102,700
2019	91,561
2020	91,561
2021 to 2022	183,122
2023 to 2024	167,862
Total	764,311

The Company hereby clarifies that tax debts, as is the case of the debts included in tax refinancing programs, are not subject to the terms of the judicial reorganization terms.

20.              PROVISIONS

Broken down as follows:

Type	09/30/2016	12/31/2015
Labor
Overtime	352,757	329,510
Sundry premiums	135,928	110,664
Stability/reintegration	112,840	97,783
Indemnities	112,288	99,607
Additional post-retirement benefits	88,783	70,942
Salary differences and related effects	39,710	38,013
Lawyer/expert fees	22,731	25,291
Severance pay	18,039	15,016
Labor fines	14,341	10,275
Employment relationship	12,500	6,967
Severance Pay Fund (FGTS)	7,327	6,694
Joint liability	650	610
Other claims	52,165	38,105
Total	970,059	849,477

Tax
State VAT (ICMS)	397,650	308,144
Tax on services (ISS)	75,069	71,201
INSS (joint liability, fees, and severance pay)	30,382	29,394
Tax on net income (ILL)	3,142	6,882
Other claims	71,153	76,736
Total	577,396	492,357

Civil
ANATEL (i)	1,160,936	1,148,621
Corporate	1,059,800	1,111,742
Small claims courts	351,161	361,474
Other claims	610,556	471,295
Total	3,182,453	3,093,132

Total provisions	4,729,908	4,434,966
Current	868,488	1,020,994
Non-current	3,861,420	3,413,972

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

(i)            As at September 30, 2016, proceedings for noncompliance in the estimated total of R$6,157 million have been filed with the ANATEL, of which R$3,011 million were related to fines issued by ANATEL. The Company and the ANATEL are negotiating Policy Adjustment Commitments (TAC) to convert the noncompliance events into future investment obligations and/or benefits to customers. To date, the Managing Board of the ANATEL approved the Quality and Universal Service TAC de that totals R$1,850 million, which is being reviewed by the Federal Court of Auditors (TCU) and that resulted in the request clarifications to the ANATEL. Additionally, there is approximately R$7,523 million related to proceedings filed for alleged noncompliance outside ANATEL’s jurisdiction. It is worth noting that the court in charge of the judicial reorganization action determined the initiation of a mediation proceeding between Oi, ANATEL, and the Federal Attorney General to allow a transaction regarding Class III payables (Administrative Fines), pursuant to the provisions of Clause 4.3.2.8 of the Judicial Reorganization Plan. On November 24, 2016, a hearing will be held to settle the debt with ANATEL on a consensual basis, as part of a mediation proceeding brought by the judicial reorganization process.

In compliance with the relevant Law, the provisions are adjusted for inflation on a monthly basis.

Breakdown of contingent liabilities, per nature

The breakdown of contingent liabilities with a possible unfavorable outcome and, therefore, not recognized in accounting, is as follows:

	09/30/2016	12/31/2015
Labor	811,259	779,776
Tax	25,372,899	24,047,529
Civil	1,224,627	1,238,279
Total	27,408,785	26,065,584

Summary of movements in provision balances

	Labor	Tax	Civil	Total
Balance at Dec 31, 2015	849,477	492,357	3,093,132	4,434,966
Acquisition of investments (Note 26)	202,476	(393)	159	202,242
Inflation adjustment	(11,458)	64,276	193,790	246,608
Additions/(reversals)	53,569	53,375	622,431	729,375
Write-offs for payment/terminations (i)	(124,005)	(32,219)	(727,059)	(883,283)
Balance at Sep 30, 2016	970,059	577,396	3,182,453	4,729,908

(i)            As established in the procedures inherent to the Judicial Reorganization, the Company is not making payments for lawsuits terminated beginning June 20, 2016. Accordingly, the amount the lawsuits terminated and not paid, totaling (R$112 million), was transferred to the Company’s payables.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

Guarantees

The Company has bank guarantee letters and guarantee insurance granted by several financial institutions and insurers to guarantee commitments arising from lawsuits, contractual obligations, and biddings with the ANATEL. The adjusted amount of contracted bonds and guarantee insurances, effective at September 30, 2016 corresponds to R$15,151,350 (R$15,577,522 at December 31, 2015). The commission charges on these contracts are based on market rates.

21.              EQUITY

(a)               Share capital

Subscribed and paid-in capital is R$21,438,374 (R$21,438,374 at December 31, 2015), represented by the following shares, without par value:

	Number of shares (in thousands)
	09/30/2016	12/31/2015
Total capital in shares
Common shares	668,034	668,034
Preferred shares	157,727	157,727
Total	825,761	825,761
Treasury shares
Common shares	148,282	148,282
Preferred shares	1,812	1,812
Total	150,094	150,094
Outstanding shares
Common shares	519,752	519,752
Preferred shares	155,915	155,915
Total outstanding shares	675,667	675,667

(b)               Treasury shares

Treasury shares as at September 30, 2016 originate from the corporate events that took place in the first quarter of 2015, the second quarter of 2014, and the first half of 2012, described below:

(i)            on February 27, 2012, the Extraordinary Shareholders’ Meeting of Oi S.A. approved the Merger Protocol and Justification of Coari with and into the Company and, as a result, the cancelation of the all the treasury shares held by the Company on that date;

(ii)          on February 27, 2012, the Extraordinary Shareholders’ Meeting of Oi S.A. approved the Merger Protocol and Justification of TNL with and into the Company, and the Company’s shares then held by TNL, as a result of the merger of Coari with and into the Company, were canceled, except for 24,647,867 common shares that remained in treasury;

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

(iii)        starting April 9, 2012, Oi paid the reimbursement of shares to withdrawing shareholders.

(iv)        As a result of the Company’s capital increase approved by the Board of Directors on April 30 and May 5, 2014, and due to subscription made by Pharol in PT Portugal assets, R$263,028 was reclassified to treasury shares.

(v)          Under the exchange agreement entered into with Pharol on September 8, 2014 (Note 26), approved at Pharol’s extraordinary shareholders’ meeting, by the CVM, and at Oi’s extraordinary shareholders’ meeting, on March 30, 2015 the Company conducted a share exchange under which Pharol delivered to PTIF Oi shares divided into 474,348,720 OIBR3 shares and 948,697,440 OIBR4 shares (47,434,872 and 94,869,744 after the reverse stock split, respectively); in exchange, the Company delivered Rio Forte securities to PT SGPS, in the total principal amount of R$3,163 million (€897 million).

(c)               Capital reserves

Capital reserves are recognized in accordance with the Brazilian Corporate Law. The main movements in these reserves were as follows:

Special merger reserve: net assets: represented by: (i) the net assets merged by the Company under the corporate reorganization approved on February 27, 2012 amounting to R$2,309,296; (ii) the net assets merged with and into the Company upon the merger of TmarPart approved on September 1, 2015 amounting to R$122,412 include, primarily, R$20,349 in Cash and cash equivalents, R$112,961 in Deferred taxes, and R$11,166 in Borrowings, pursuant to the provisions of CVM Instruction 319/1999.

As regard TmarPart's net assets, it is worth mentioning that as at June 30, 2015 TmarPart’s recognized in its balance sheet a gain on property, plant and equipment and intangible assets appreciation amounting to R$6,347 million, net of taxes. Based on the events that occurred between June 30, 2015 and the merger date, September 1, 2015, the external technical opinions obtained by the Company, and taking into account the lack of a specific accounting standard on mergers of entities under common control in the  accounting practices adopted in Brazil, and the existence of interpretations indicating that upon a merger maintaining or reversing goodwill based on a an asset appreciation gain is an accounting policy option, the Company did not recognize said goodwill in its balance sheet. As prescribed by ICPC 09 (R2), paragraphs 77 and 78 and CVM Instruction 319/1999, the Company filed with the CVM a technical inquiry and on July 29, 2016 received a letter from the Exchange Commission’s Department of Company Relations ("SEP") replying to the Company’s inquiry According to the SEP, "goodwill should not be derecognized by TmarPart but, instead, kept in the net assets to be merged with and into Oi, following the valuation basis of the net assets acquired as a result of the business combination between independent parties that took place at the time of the acquisition of Brasil Telecom S.A." The Company assessed the content of the conclusions stated in said letter, and filed an appeal with the CVM’s Board, and has not obtained any reply from the CVM’s Board to date.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

The Company hereby informs that the recognition of goodwill in its balance sheet as at September 30, 2016 would increase total assets and equity by R$5,492 million (R$5,993 million at December 31, 2015) and decrease loss for the quarter and the nine-month period ended September 30, 2016 by R$164 million and R$501 million, respectively, and the amortization for the period, net of taxes.

(d)               Basic and diluted earnings (losses) per share

	There-month period ended 09/30/2016	Nine-month period ended 09/30/2016	There-month period ended 09/30/2015	Nine-month period ended 09/30/2015
Loss from continuing operations (Note 5)	(1,050,877)	(3,212,094)	(986,498)	(1,848,059)
Loss for the quarter from discontinued operations (net of taxes)			5,849	1,085,910
Loss attributable to owners of the Company	(1,050,877)	(3,212,094)	(980,649)	(762,149)

Loss allocated to common shares - basic and diluted	(808,379)	(2,470,878)	(322,414)	(250,797)
Loss allocated to preferred shares – basic and diluted	(242,498)	(741,216)	(658,235)	(511,352)

Weighted average number of outstanding shares (in thousands of shares)
Common shares – basic and diluted	519,752	519,752	230,295	246,107
Preferred shares – basic and diluted	155,915	155,915	470,166	501,789

Loss per share (in reais):
Common shares – basic and diluted	(1.56)	(4.75)	(1.40)	(1.02)
Preferred shares – basic and diluted	(1.56)	(4.75)	(1.40)	(1.02)

Loss per share – continuing operations:
Common shares – basic and diluted	(1.56)	(4.75)	(1.41)	(2.47)
Preferred shares – basic and diluted	(1.56)	(4.75)	(1.41)	(2.47)

Earnings per share – discontinued operations:
Common shares – basic and diluted			0.01	1.45
Preferred shares – basic and diluted			0.01	1.45

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

22.              EMPLOYEE BENEFITS

As at September 30, 2016, the liabilities referring to retirement benefits recognized in the balance sheet are as follows:

	09/30/2016	12/31/2015
Actuarial assets – TCSPREV Plan	147,480	129,881
Current	2,720	753
Non-current	144,760	129,128

	09/30/2016	12/31/2015
BRTPREV and PAMEC Plans	376,977	402,339
Financial obligations - BrTPREV plan (i)	175,303	141,681
Actuarial liabilities	552,280	544,020
Current	136,179	144,589
Non-current	416,101	399,431

(i) Represented by the agreement de financial obligations, entered into by the Company and Fundação Atlântico intended for the payment of the mathematical provision without coverage by the plan’s assets. This obligation represents the additional commitment between the provision recognized pursuant to the rules of CPC 33 (CVM 695) and the financial obligations agreement calculated based on the laws applicable to close-end pension funds, regulated by PREVIC.

(a)               Pension plans

The Company and its subsidiaries sponsor retirement benefit plans (“pension funds”) for their employees, provided that they elect to be part of such plan, and current beneficiaries.

The sponsored plans are valued by independent actuaries at the end of the annual reporting period.

The obligations in the balance as at September 30, 2016 were recognized based on the actuarial studies for base date December 31, 2015, prepared using the “Projected Unit Credit Method”. The main actuarial assumptions taken into consideration in the actuarial studies as at December 31, 2015 and September 30, 2016 after the revision of the discount rates are as follows:

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

	Pension plans							MEDICAL CARE PLANS
	BrTPREV	TCSPREV	PBS-Telemar	TelemarPrev	PBS-A	PBS-TNCP	CELPREV	PAMEC	PAMA
Nominal discount rate of actuarial liability	13.10%	13.10%	13.10%	13.10%	13.10%	13.10%	13.10%	13.10%	13.10%
Estimated inflation rate	5.50%	5.50%	5.50%	5.50%	5.50%	5.50%	5.50%	5.50%	5.50%
Estimated nominal salary increase index	5.5% to 6.12%	5.5% to 6.00%	5.50%	5.5% to 7.09%	N.A.	10.61%	5.50%	N.A.	N.A.
Estimated nominal benefit growth rate	5.50%	5.50%	5.50%	5.50%	5.50%	5.50%	5.50%	N.A.	N.A.
Total expected rate of return on plan assets	13.10%	13.10%	13.10%	13.10%	13.10%	13.10%	13.10%	N.A.	13.10%
General mortality biometric table	AT-2000	AT-2000	AT-2000	AT-2000	AT-2000	AT-2000	AT-2000	AT-2000	AT-2000
Biometric disability table	Zimmermann Nichzugs	Zimmermann Nichzugs	Zimmermann Nichzugs	Zimmermann Nichzugs	Zimmermann Nichzugs	Zimmermann Nichzugs	Zimmermann Nichzugs	Zimmermann Nichzugs	Zimmermann Nichzugs
Biometric disabled mortality table	Winklevoss	Winklevoss	Winklevoss	Winklevoss	Winklevoss	Winklevoss	Winklevoss	Winklevoss	N.A.
Turnover rate	5.10%	4.40%	Nil	5.10%	N.A.	Nil	Nil	N.A.	N.A.
Starting age of the benefits	57 years	57 years	57 years	55 years	N.A.	57 years	55 years	N.A.	N.A.
Nominal medical costs growth rate	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	8.67%	8.67%

The main movements in the actuarial liabilities related to pension plans in the period ended September 30, 2016 were as follows:

Balance at December 31, 2015	544,020
Pension plan costs, net	24,638
Payments, contributions and reimbursements	(50,000)
Financial obligations	33,622
Balance at September 30, 2016	552,280

The main movements in the actuarial assets related to the pension plans in the period ended September 30, 2016 were as follows:

Balance at December 31, 2015	129,881
Pension plan income, net	12,761
Actuarial gains (losses), net	9,634
Payments, contributions and reimbursements	(4,796)
Balance at September 30, 2016	147,480

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

23.              SEGMENT INFORMATION

The Company’s management uses operating segment information for decision-making. The Company identified only one operating segment that corresponds to the telecommunications business in Brazil.

In addition to the telecommunications business in Brazil, the Company conducts other businesses that individually or in aggregate do not meet any of the quantitative indicators that would require their disclosure as reportable business segments. These businesses refer basically to the following companies: Mobile Telecommunications Limited in Namibia, Companhia Santomense de Telecomunicações, Listas Telefónicas de Moçambique, ELTA – Empresa de Listas Telefónicas de Angola, and Timor Telecom, which provide fixed and mobile telecommunications services and publish telephone directories, and which have been consolidated since May 2014.

The revenue generation is assessed by Management based on a view segmented by customer, into the following categories:

•         Residential Services, focused on the sale of fixed telephony services, including voice services, data communication services (broadband), and pay TV;

•         Personal Mobility, focused on the sale of mobile telephony services to subscription and prepaid customers, and mobile broadband customers; and

•         SMEs/Corporate, which includes corporate solutions offered to our small, medium-sized, and large corporate customers.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

Telecommunications in Brazil

In preparing the financial information for this reportable segment, the transactions between the companies included in the segment have been eliminated. The financial information of this reportable segment for the periods ended September 30, 2016 and 2015 is as follows:

	There-month period ended
	09/30/2016	09/30/2015
Residential	2,366,614	2,436,623
Personal mobility	1,941,856	2,048,373
SMEs/Corporate	1,826,928	1,967,236
Other services and businesses	56,698	62,708
Net operating revenue	6,192,096	6,514,940
Operating expenses
Depreciation and amortization	(1,255,138)	(1,213,798)
Interconnection	(287,129)	(430,897)
Personnel	(742,550)	(655,784)
Third-party services	(1,618,029)	(1,529,997)
Grid maintenance services	(248,848)	(516,104)
Handset and other costs	(68,119)	(5,721)
Advertising and publicity	(63,521)	(127,800)
Rentals and insurance	(1,043,695)	(911,685)
Provisions/reversals	(234,918)	(185,606)
Allowance for doubtful accounts	(167,458)	(181,403)
Taxes and other expenses	(183,451)	(229,730)
Other operating income, net		325,709
OPERATING INCOME BEFORE FINANCIAL INCOME (EXPENSES) AND TAXES	279,240	852,124

Financial income (expenses)
Financial income	390,549	4,291,304
Financial expenses	(2,125,890)	(6,252,468)

PRETAX INCOME	(1,456,101)	(1,109,040)

Income tax and social contribution	352,595	116,875

LOSS FROM CONTINUING OPERATIONS	(1,103,506)	(992,165)

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

	Nine-month period ended
	09/30/2016	09/30/2015
Residential	7,171,438	7,387,419
Personal mobiliy	5,917,937	6,324,820
SMEs/Corporate	5,800,745	5,989,437
Other services and businesses	163,053	208,854
Net operating revenue	19,053,173	19,910,530
Operating expenses
Depreciation and amortization	(3,869,463)	(3,606,477)
Interconnection	(849,402)	(1,361,507)
Personnel	(2,120,710)	(1,843,509)
Third-party services	(4,709,633)	(4,636,423)
Grid maintenance services	(1,232,978)	(1,457,664)
Handset and other costs	(181,087)	(178,554)
Advertising and publicity	(281,955)	(251,973)
Rentals and insurance	(3,188,161)	(2,598,904)
Provisions/reversals	(729,375)	(677,647)
Allowance for doubtful accounts	(457,955)	(505,551)
Taxes and other expenses	(637,381)	(913,949)
Other operating income, net	(94,677)	277,954
OPERATING INCOME BEFORE FINANCIAL INCOME (EXPENSES) AND TAXES	700,396	2,156,326

Financial income (expenses)
Financial income	792,086	5,022,792
Financial expenses	(3,164,920)	(9,475,329)

PRETAX INCOME	(1,672,438)	(2,296,211)

Income tax and social contribution	(1,107,615)	414,453

LOSS FROM CONTINUING OPERATIONS	(2,780,053)	(1,881,758)

Reconciliation of revenue and profit (loss) for the quarter and information per geographic market

In the periods ended September 30, 2016 and 2015, the reconciliation of the segment telecommunications in Brazil revenue and total revenue is as follows:

	There-month period ended
	09/30/2016	09/30/2015
Net operating revenue
Revenue related to the reportable segment	6,192,096	6,514,940
Revenue related to other businesses	202,286	312,024
Net operating revenue (Note 5)	6,394,382	6,826,964

	Nine-month period ended
	09/30/2016	09/30/2015
Net operating revenue
Revenue related to the reportable segment	19,053,173	19,910,530
Revenue related to other businesses	620,449	740,155
Net operating revenue (Note 5)	19,673,622	20,650,685

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

In the periods ended September 30, 2016 and 2015, the reconciliation between the profit (loss) before financial income (expenses) and taxes of the segment telecommunications in Brazil and the profit (loss) before financial income (expenses) and taxes is as follows:

	There-month period ended
	09/30/2016	09/30/2015
Profit before financial income (expenses) and taxes
Telecommunications in Brazil	279,240	852,124
Other businesses	65,043	38,830
Income before financial income (expenses) and taxes (Note 5)	344,283	890,954

	Nine-month period ended
	09/30/2016	09/30/2015
Profit before financial income (expenses) and taxes
Telecommunications in Brazil	700,396	2,156,326
Other businesses	135,380	154,009
Income before financial income (expenses) and taxes (Note 5)	835,776	2,310,335

Total assets, liabilities and tangible and intangible assets per geographic market as at September 30, 2016 are as follows:

	09/30/2016
	Total assets	Total liabilities	Tangible assets	Intangible assets	Capital expenditures on tangible and intangible assets
Brazil	74,412,667	69,511,752	25,360,460	3,353,997	2,273,596
Other, primarily Africa	5,898,557	384,446	395,543	160,956	107,871

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

24.              Related-party transactions

Transactions with jointly controlled entities, associates, and unconsolidated entities

	09/30/2016	12/31/2015
Accounts receivable and other assets	5,136	4,916
Other entities	5,136	4,916

	09/30/2016	12/31/2015
Accounts payable and other liabilities	61,423	53,246
Hispamar	57,701	52,425
Other entities	3,722	821

	There-month period ended
	09/30/2016	09/30/2015
Revenue
Revenue from services rendered	27	12,660
Contax		12,331
TODO		300
Other entities	27	29

	Nine-month period ended
	09/30/2016	09/30/2015
Revenue
Revenue from services rendered	66	29,160
Contax		28,500
TODO		576
Other entities	66	84

	There-month period ended
	09/30/2016	09/30/2015
Costs/expenses
Operating costs and expenses	(62,985)	(17,080)
Veotex		(2,130)
TODO		(6,670)
Hispamar	(53,133)
Other entities	(9,852)	(8,280)

	Nine-month period ended
	09/30/2016	09/30/2015
Costs/expenses
Operating costs and expenses	(194,652)	(36,492)
Veotex		(7,083)
TODO		(21,129)
Hispamar	(166,124)
Other entities	(28,528)	(8,280)

The balances and transactions with jointly controlled entities, associates, and unconsolidated entities result from business transactions carried out in the normal course of operations, namely the provision of telecommunications services by the Company to these entities and the acquisition of these entities’ contents and the lease of their infrastructure.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

Under the terms of the agreements entered into Company and Pharol aimed at the union of their share bases, a set of Pharol’s assets and liabilities were transferred to the Company, which assumed the compensation or payment obligation of possible incurred contingencies. Up to September 30, the Company paid to third parties contingencies incurred by Pharol amounting to €5.5 million and as at September 30, 2016 it held judicial deposits and an escrow deposit in favor of third parties totaling €21.6 million, and was the guarantor in certain bank guarantees of Pharol, on account of lawsuits, totaling to €187.4 million.

Compensation of key management personnel

The compensation of the officers responsible for planning, managing and controlling the Company's activities, including the compensation of the directors and executive officers, totaled R$33,420 (R$17,468 at September 30, 2015).

25.              HELD-FOR-SALE ASSETS

Sale of PT Portugal shares to Altice

On December 9, 2014, the Company and Altice entered into a purchase and sale agreement of all PT Portugal shares to Altice, basically involving the operations conducted by PT Portugal in Portugal and in Hungary.

On January 22, 2015, Pharol shareholders approved the sale by Oi of all PT Portugal shares to Altice, under the terms and conditions of the Share Purchase and Sale Agreement. Accordingly, the suspensive condition provided for in said agreement to its effectiveness was implemented.

On June 2, 2015, the sale by Oi to Altice of its entire stake in PT Portugal was completed. Altice Portugal paid a total of €5,789 million for PT Portugal, of which €4,920 million were received in cash by Oi and PTIF and €869 million were immediately allocated to settle PT Portugal euro-denominated debt. There is also a provision for the payment of an earn-out of €500 million related to PT Portugal’s future generation of revenue and Oi provided a set of guarantees and representations usual in this type of agreements to the buyer.

Approval of preparatory actions for the sale of Africatel

At the Board of Directors’ meeting held on September 16, 2014, Oi’s management was authorized to take all the necessary actions to divest Oi’s stake in Africatel, representing 75% of Africatel’s share capital, and/or dispose of its assets. Oi would lead the sale process, even though it believe that it would be in the best interests of both Africatel shareholders to maximize the value of their investments, that this sale be coordinated with Samba Luxco, a Helios Investors L.P. affiliate that holds the remaining 25% of Africatel’s share capital. Oi was committed to working with its local partners and each one of the operating companies where Africatel holds investments to ensure a coordinated transition of its interests in these companies.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

Notwithstanding the above, our indirect subsidiary Africatel GmbH & Co. KG (“Africatel GmbH”), direct holder of the Oi’s investment in Africatel, received on September 16, 2014 a letter from Samba Luxco, where Samba Luxco exercised an alleged right to sell the shares it holds in Africatel (put option), pursuant to Africatel’s shareholders’ agreement. According to this letter, this put option results from the indirect transfer of Africatel shares, previously indirectly held by Pharol, to the Company as the payment for the capital increase made in May 2014. In the letter, Samba Luxco purported to exercise the alleged put right and thereby required Africatel GmbH to acquire its shares in Africatel.

The Company believes that there was not any action or event that, under Africatel’s shareholders’ agreement terms, would trigger the right to exercise the put option. Accordingly, without prejudice to the value the Company attributes to maintaining a relationship of mutual respect with Samba Luxco, Africatel GmbH decided to challenge the exercise of this put option by Samba Luxco, pursuant to Africatel’s shareholders’ agreement, which was duly notified in Africatel GmbH’s reply to Samba Luxco’s letter, on September 26, 2014.

Thus, on November 12, 2014, the International Court of Arbitration of the International Chamber of Commerce notified Africatel GmbH that Samba Luxco had commenced arbitral proceedings against Africatel GmbH to enforce its purported put right or, in the alternative, certain ancillary rights and claims. Africatel GmbH presented its answer to Samba Luxco’s request for arbitration on December 15, 2014. The arbitral tribunal was constituted on March 12, 2015 and Africatel GmbH filed its defense on October 9, 2015.

At the same time it intended to vigorously defend Africatel GmbH in this proceeding, Oi also focused its efforts on the sale of Africatel and/or its assets, since the Company believed that if this goal were successfully met, the initiated arbitration proceeding would lose its purposes.

On June 16, 2016, PT Participações, Africatel GmbH and Africatel, and Company subsidiaries, entered into a series of contractual agreements with Samba Luxco, with the primary purpose of resolving and terminate the arbitration proceeding.

The agreements entered into include the amendments to Africatel’s Shareholders’ Agreement and a Settlement and Share Exchange Agreement, under which Samba Luxco shall, upon the implementation of the agreement: (i) terminate the ongoing arbitration proceeding and exempt Oi’s subsidiaries with regard to all the past and current demands related to alleged breaches of Africatel’s Shareholders’ Agreement and raise in the arbitration proceeding, (ii) waive certain approval rights it has under Africatel’s Shareholders’ Agreement, and (iii) transfer to Africatel 11,000 Africatel shares, each of each with a part value of €1.00, thus decreasing Samba Luxco’s stake in Africatel from 25% to 14%. In exchange, Africatel BV shall transfer to Samba Luxco its current stake of approximately 34% in the capital of the Namibian telecommunications operator MTC.

The agreement’s implementation is subject to obtaining the necessary regulatory and antitrust approvals.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

With regard to Africatel’s indirect stake in Unitel, through its subsidiary PT Ventures, it is worth noting that on October 13, 2015, PT Ventures initiate the arbitration proceeding against Unitel’s shareholders as a result of the violation by the latter of several rules of Unitel’s shareholders’ agreement and the Angolan law, including the fact that such shareholders caused Unitel not to pay the dividends paid to PT Ventures and retain the information and clarifications on such payment. Additionally, on October 20, 2015, PT Ventures filed an action for a declaration of sentence against Unitel with an Angolan court, claiming the recognition of PT Ventures’ right to receive the outstanding dividends declared in 2010, and the dividends for the years 2011, 2012, and 2013.

The other shareholders of Unitel have asserted to PT Ventures that they believe that Pharol’s sale of a non‑controlling interest in Africatel to Samba Luxco in 2007 constituted a breach the Unitel shareholders’ agreement. PT Ventures disputes this interpretation of the relevant provisions of the Unitel shareholders’ agreement and believes that such provisions apply only to a transfer of Unitel shares by PT Ventures itself. By the date of this report, the Company had not been notified of any proceedings initiated with respect to Pharol’s sale of a non‑controlling stake in Africatel to Samba Luxco.

The assets and of the African operations are stated at the lower of their carrying amounts and their fair values less costs to sell.

The African operations are consolidated in the statement of profit or loss since May 5, 2014.

The main components of the assets for held sale and liabilities associated to assets held for sale of the African operations are as follows:

	Operations in Africa
	09/30/2016	12/31/2015
Held-for-sale assets	5,898,557	7,686,298
Cash, cash equivalents and cash investments	263,846	214,413
Accounts receivable	160,533	217,992
Dividends receivable (i)	1,998,572	2,042,191
Available-for-sale financial asset (ii)	2,201,231	3,541,314
Other assets	171,335	230,318
Investments	32,413	61,425
Property, plant and equipment	395,543	466,049
Intangible assets	160,956	356,900
Goodwill (iii)	514,128	555,696

Liabilities directly associated to assets held for sale	384,446	745,000
Borrowings and financing	808	9,557
Trade payables	6,173	85,730
Provisions for pension plans	568	923
Other liabilities	376,897	648,790

Non-controlling interests (iv)	908,091	1,190,547

Total assets held for sale and liabilities associated to assets held for sale	4,606,020	5,750,751
Intragroup eliminations	(424,770)	(295,489)
Total assets held for sale – Parent company	4,181,250	5,455,262
Investments in Africa	4,181,250	5,455,262

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

(i)            Refers to dividends receivable from Unitel. The Company’s recognizes dividends not yet received based on the expected recoverable amount and takes into account, for this valuation, the existence of lawsuits filed to collect these amounts, the expected favorable decisions on these lawsuits, and the existence of cash at Unitel for the payment of these dividends. The dividends not paid by Unitel to PT Ventures refer to fiscal years 2010, 2011, 2012, 2013, and 2014, totaling a nominal US$737 million, including 12.6 billion kwanzas recognized in 2016 related to the dividends for fiscal year 2014;

(ii)          Refers mainly to the fair value of the indirect interest financial investment of 25% of Unitel’s share capital, classified as held for sale. The fair value of this investment is estimated based on the internal valuation made, including cash flows forecasts for a four-year period, the choice of a growth rate to extrapolate the cash flows projections, and definition of appropriate discount rates. The Company has the policy of monitoring and periodically updating the main assumptions and material estimates used in the fair value measurement, and also takes into consideration in this assessment possible impacts of actual events related to the investment, notably the lawsuits filed against Unitel and its shareholders in 2015. As at September 30, 2016 and in the context of the updating of assumptions referred to above, the fair value of the investment in Unitel was R$2,115 million (R$3,436 million at December 31, 2015), which reported a loss of R$803 million for the first nine months of 2016 (R$2,208 million for the year ended December 31, 2015). The Company believes that the fair value measured under the Discounted Cash Flows method and using the discount rate assumptions (from 15.5% to 17.5%), foreign exchange rates, and other Angolan official financial indicators, corresponds to the best estimate of the realizable value of the investment in Unitel.

(iii)        In 2015, the Company conducted the annual impairment test of its assets related to the operations in Africa and recognized a loss on goodwill amounting to R$89,176.

(iv)        (*) Represented mainly by the Samba Luxco’s 25% stake in Africatel Holdings, BV and, consequently, in its net assets.

26.              OTHER INFORMATION

(a)               Acquisition of investments – ARM Engenharia

In October 2012, the Company and some of its subsidiaries entered into a service agreement with ARM Tecnologia e Serviços de Engenharia S.A. (“ARM Engenharia”) for the installation, operation, and corrective and preventive maintenance of the outside plant and related equipment of Oi and its subsidiaries, payphones, and the fiber optics and data communication networks (including broadband access services) in the States of Maranhão, Piauí, Ceará, Rio Grande do Norte, Paraíba, Pernambuco, Alagoas, Sergipe, Bahia, Amazonas, Roraima, Pará, Amapá, Rio Grande do Sul, Paraná, and Santa Catarina, and in January 2012, in the State of São Paulo.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

In April and May 2016, Serede - Serviços de Rede S.A. (“Serede”), indirect wholly-owned subsidiary of the Company, acquired the corporate units of ARM Engenharia in the states of Rio Grande do Sul, Santa Catarina, and Paraná, and started to manage and conducting operations. Also in May 2016, Serede entered into with the shareholders of ARM Engenharia an agreement for the acquisition of all ARM Engenharia shares. The transaction was completed on June 27, 2016, after the compliance of the conditions precedent established in the agreement, common to similar transactions, including the completion of the legal and financial due diligence at ARM Engenharia, and the approval by the Administrative Economic Defense Council. On the same date, the corporate name of ARM Engenharia was changed to Rede Conecta – Serviços de Rede S.A.(“Rede Conecta”).

The acquisition of the assets and liabilities of Rede Conecta was recognized using the acquisition method, as prescribed by CPC 15, resulting in preliminary goodwill arising on the acquisition amounting to R$357,575. During the measurement period, the Company will value the necessary adjustments and the provisional amounts of the identifiable assets and liabilities.

(b)               Rio Forte Securities

On June 30, 2014, the Company was informed, through a notice disclosed by Pharol, of the investment made by PTIF and PT Portugal, companies contributed by Pharol to Oi in the capital increase, in a commercial paper of Rio Forte Investments S.A. (“Securities” and “Rio Forte”, respectively), a company part of the Portuguese group Espírito Santo (“GES”), when both PTIF and PT Portugal were Pharol subsidiaries.

According to said notice, the Securities had been issued in the total amount of €897 million, and bore average annual interest of 3.6% and matured on July 15 and July 17, 2014 (€847 and €50 million, respectively), stressing that since April 28, 2014 no other investment and/or renewal of this type of investments had been made.

Both PT Portugal and PTIF (collectively “Oi Subsidiaries”) became Company subsidiaries due to the assignment of all PT Portugal shares to the Company by Pharol, on May 5, 2014, to pay in the Company’s capital increase approved on April 28 and 30, 2014.

The Securities matured in July 2014 and subsequent the cure period for payment of the securities ended without Rio Forte paying the amount due. The Luxembourg Commercial Court denied Rio Forte’s request for controlled management on October 17, 2014 and Rio Forte’s bankruptcy was declared on December 8, 2014.

Agreements entered into by the Company, TmarPart, and Pharol related to the cash investments made in Rio Forte commercial papers

On September 8, 2014, after obtaining the due corporate approvals, the Company, the Oi Subsidiaries, TmarPart, and Pharol entered into definitive agreements related to the investments made in the Securities. The agreements provided for (i) an exchange (the “Exchange”) through which Oi Subsidiaries transferred the Securities to Pharol in exchange for preferred shares and common shares of the Company and held by Pharol, as well as (ii) the assignment by Oi Subsidiaries of a call option on the Company shares to the benefit of PT (“Call Option”).

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

On March 26, 2015, in order to comply with the conditions presented by the CVM’s Board to grant the waivers necessary for the implementation of the Share Exchange and Put Option, according to the decision issued on March 4, 2015, the Company held a Shareholders’ Meeting which approved the terms and conditions of the Share Exchange and Put Option agreements.

On March 31, 2015, the Company announced in a Material Fact Notice, the consummation of the Exchange, under which Pharol delivered to the Oi Subsidiaries Oi unencumbered shares corresponding to 47,434,872 OIBR3 (common shares) and 94,869,744 OIBR4 (preferred shares) (“Exchanged Shares”); and in exchange Oi, through PTIF, delivered the Securities to Pharol, totaling €897 million, with no money involved.

With implementation of the Exchange, Pharol became the holder of the Securities and the sole responsible for negotiating with Rio Forte and the decisions related to the Securities, and the Company is responsible for the supporting documentation to Pharol to take the necessary actions to collect the receivables represented by the Securities.

As a result of the consummation of the Exchange, Pharol’s direct interest in Oi decreased from 104,580,393 common shares and 172,025,273 preferred shares, representing 37.66% of the voting capital (ex-treasury) and 32.82% of the total capital of Oi (ex-treasury) to 57,145,521 common shares and 77,155,529 preferred shares, representing 24.81% of the voting capital (ex-treasury) and 19.17% of the total capital of Oi (ex-treasury).

Main terms of the Call Option for the Purchase of Shares (“Option Contract”)

Under the Call Option Agreement entered into on September 8, 2014 by Pharol, PTIF, PT Portugal, Oi, and TmarPart, the call option became exercisable with the consummation of the Exchange, beginning March 31, 2015, at any time, during a six-year period.

Under the terms of the Call Option Agreement, the Call Option will involve 47,434,872 Oi common shares and 94,869,744 Oi preferred shares (“Shares Subject to the Option”) and can be exercised, in whole or in part, at any time, pursuant to the following terms and conditions:

(i) Term: six (6) years, noting that Pharol’s right to exercise the Option on the Shares Subject to the Option will be reduced by the percentages below:

Date of Reduction	% of Shares Subject to the Option that cease to the subject to the Option each year
As from 03/31/2016	10%
As from 03/31/2017	18%
As from 03/31/2018	18%
As from 03/31/2019	18%
As from 03/31/2020	18%
As from 03/31/2021	18%

(ii) Exercise Price: R$1.8529 per Company preferred share and R$2.0104 per Company common share, before the reverse share split approved on November 18, 2014, as adjusted by the interbank deposit rate (CDI), plus 1.5% per annum, calculated on a pro rata temporis basis, from the date of the Exchange to the date of the effective payment of each exercise price, in whole or in part, of the Option. The exercise price of the shares will be paid in cash, at the transfer date of the Shares Subject to the Option.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

By March 31, 2016, Pharol had not exercised the Option, in whole or in part, on the Shares Subject to the Option. Accordingly, beginning on this date, 4,743,487 Company common shares and 9,486,974 Company preferred shares, equivalent to 10% of the Shares Subject to the Option, are no longer subject to this call option.

Oi is not required to maintain the Exchanged Shares in treasury. In the event that PTIF or any of Oi’s subsidiaries do not hold, in treasury, a sufficient number of Shares Subject to the Option to transfer to Pharol, the Option may be financially settled through payment by the Oi Subsidiaries of the amount corresponding to the difference between the market price of the Shares Subject to the Option and the respective exercise price corresponding to these shares.

While the Option is effective, Pharol may not purchase Oi shares, directly or indirectly, in any manner other than by exercising the Option. Pharol may not transfer or assign the Option, nor grant any rights under the Option, including security, without the consent of Oi. If Pharol issues, directly or indirectly, derivatives that are backed by or referenced to Oi shares, it shall immediately use the proceeds derived from such a derivative transaction, directly or indirectly, to acquire the Shares Subject to the Option.

Oi may terminate the Option if (i) the Bylaws of Pharol are amended voluntarily to remove or amend the provision that limits the voting right to 10% of all votes corresponding to the capital stock of Pharol; (ii) Pharol directly or indirectly engages in activities that compete with the activities of Oi or its subsidiaries in the countries in which they operate; (iii) Pharol violates certain obligations under the Option Contract.

On March 31, 2015, the Option Agreement was amended to provided for (i) the possibility of Pharol assigning or transferring the Call Option, regardless of previous consent by Oi, provided that such assignment or transfer covers at least ¼ of the Shares Subject to the Option, and Pharol can freely use the use the proceeds of such transactions, (ii) the possibility of Pharol, subject to previous, written consent from Oi, creating or granting any rights arising on the Call Option or, pledging the guarantees supported by the Call Option, and (iii) the grant of a right of first refusal to Oi for the acquisition of the Call Option, should Pharol wish to sell, assign, transfer, contribute the capital of another entity, transmit, or otherwise sell or dispose of the Call Option.

This amendment has been executed with a suspensive condition and would only be effective after an authorization from the CVM to amend the Option Agreement were granted. However, at a meeting held on December 16, 2015, the CVM’s board decided to refuse the entire request filed by the Company for waiver of the requirements of CVM Instructions 10/1980 and 390/2003 to amend the Option Agreement.

These Instructions determine that the acquisition and sale of shares of a publicly held company must be conducted in a stock exchange and that the stock options transactions of a publicly held company must be conducted in the markets where the company’s shares are traded, and interdicts any private transactions. The waiver of these requirements would allow the enforcement of the provisions of the amendment to the Call Option Agreement related to (i) the possibility of privately transferring the Call Option from Pharol to Oi; (ii) granting a right of first refusal to Oi to acquire the Call Option; and (iii) the possibility of making the payment of the Option acquisition price in Oi shares, if the right of first refusal if exercised.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended September 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

As at September 30, 2016, the fair value of the Call Option is estimated at R$15.7 million calculated by the Company using the Black‑Scholes model and theoretical share volatility assumptions, using the Revenue Approach valuation technique provided for by paragraphs B10 and B11 of CPC 46 Fair Value Measurement.

(c)               New York Stock Exchange (NYSE) Listing Rule

In September 2015, the Company was notified by the NYSE that Oi was not complying with the continued listing rule, which requires that the average closing price of the listed securities of a company cannot go below US$1.00 per share in any consecutive 30-day trading period.

On January 22, 2016, in order to comply with the minimum share price requirement established by NYSE, Oi disclosed a Notice to the Market announcing the change in Company’s common shares ratio of the Depositary Receipts Program, Level II, Sponsored (“Common DR”) so that each Common DR, which was previously one (1) common share, represents five (5) common shares as from February 1, 2016.

(d)               Lawsuits in the Netherlands

Syzygy Capital Management, Ltd., Loomis Sayles Strategic Income Fund, and two groups of Italian bond holders: (i) Sandro Boscolo Bragadin, Stefano Crispo, Paolo Denicoli, Ivano Falceri, Alex Lo Furno, Dario Farina, Aldo Fazzini, Walter Masoni, Salvatore Lucio Marcuccio, Luca Marsili, Aniello Matrone, Vincenzo Matrone, Mario Parcianello, Francesca Risicato, Antonio Scalzullo, Giovanni Marcheselli, and Nadia Benedett, and (ii) Allesandro Callegari, Stefano Capodarca, Banco Consulia S.P.A., Valentina Basso, and Piero Basso, have filed to date request for the declaration of bankruptcy of Oi Holanda with the Amsterdam District Court on June 27, 2016, July 8, 2016, July 11, 2016, July 15, 2016, respectively.

Citicorp Trustee Company Limited, the trustee of the bonds issued by PTIF, filed on August 22, 2016 a request for the declaration of bankruptcy of PTIF with the Amsterdam District Court.